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                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            WORLD AIR HOLDINGS, INC.,

                         NORTH AMERICAN AIRLINES, INC.,

                           DAN MCKINNON, INDIVIDUALLY,

                                       AND

                        DAN MCKINNON, AS TRUSTEE OF THE
          DAN AND JANICE MCKINNON FAMILY  TRUST DATED JANUARY 15, 2005

                      DATED AS OF APRIL 27, 2005 15:15 HRS.

Confidential

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                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is made and entered into as of April 27, 2005, by and among World Air Holdings, Inc., a Delaware corporation ("Purchaser"), North American Airlines, Inc., a Delaware corporation ("NAA"), Dan McKinnon, an individual ("McKinnon"), and Dan McKinnon, as Trustee of the Dan and Janice McKinnon Family Trust dated January 15, 2005, an individual and sole shareholder of NAA ("Seller").

                                    RECITALS

      WHEREAS, NAA is an air carrier as defined in 49 U.S.C. Section 40102(a)(2) offering scheduled and charter air transportation services;

      WHEREAS, Seller owns all of the issued and outstanding capital stock (the "Shares") of NAA;

      WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Shares upon the terms and conditions set forth herein; and

      WHEREAS, World Airways, Inc., a Delaware corporation ("World") is a wholly-owned subsidiary of Purchaser, World desires that Purchaser acquire the Shares from Seller, World acknowledges that it has an economic interest in taking such actions as may be necessary to facilitate the completion of the transactions as described herein, and World is therefore willing to guarantee all obligations of Purchaser under this Agreement.

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      As used in this Agreement, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth in this Agreement or in Exhibit A hereto.

                                   ARTICLE II
                               PURCHASE OF SHARES

      2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, at the Closing as described in Article III, Seller shall sell, transfer, convey, assign and deliver, and Purchaser shall purchase and accept, all right, title and interest in and to the Shares. The Shares consist of 22,500 shares of common stock of NAA. The sale of the Shares from Seller to Purchaser pursuant to this Agreement shall be treated by all parties as a stock sale for all tax and legal purposes.

      2.2 Purchase Price. The purchase price for the Shares shall be $34,750,000 (the "Purchase Price"). The Purchase Price shall be paid in cash by Purchaser to Seller at the Closing.

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      2.3 The Escrow. From the Purchase Price payable to Seller at Closing, the sum of $250,000 (the "Escrow Amount") shall be retained in escrow with SunTrust Bank, N.A., Atlanta, Georgia (the "Escrow Agent"), to be retained by Escrow Agent and disbursed by Escrow Agent pursuant to the provisions set forth in
Section 9.2(d) below and in accordance with the terms and provisions set forth in an Escrow Agreement in the form and content of Exhibit D attached hereto (the "Escrow Agreement"). All interest accrued on the Escrow Amount shall be distributed to Seller by Escrow Agent on a monthly basis.

                                   ARTICLE III
                                     CLOSING

      3.1 Closing. The consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") shall take place at the offices of NAA or at such other mutually acceptable location within the State of New York as the parties may agree, subject to the satisfaction or waiver of the conditions set forth in Section 3.3 and Section 3.4, as soon as practicable after the date hereof and in any event not later than the Scheduled Closing Date (the "Closing Date").

      3.2 Deliveries at Closing. At the Closing:

            (a) Seller shall deliver the following items to Purchaser:

                  (i) Stock certificates representing the Shares, duly endorsed by the Seller in blank or accompanied by duly executed stock powers in proper form for transfer;

                  (ii) the Escrow Agreement, duly executed by the Seller;

                  (iii) the officer's certificate referenced in Section 3.3(c);

                  (iv) a Release Agreement in the form and content of Exhibit E attached hereto, duly executed by Seller, McKinnon and Janice McKinnon; and

                  (v) an opinion of Seltzer Caplan McMahon Vitek, counsel to Seller, in the form and content of Exhibit F attached hereto.

            (b) Purchaser shall deliver the following items to Seller:

                  (i) $34,500,000 (which equals the Cash Payment less the Escrow Amount) by wire transfer of immediately available funds to the account that shall be designated by Seller no later than two (2) Business Days prior to the Closing;

                  (ii) the Escrow Agreement, duly executed by authorized officers of Purchaser;

                  (iii) the officer's certificate referenced in Section 3.4 (c);

                  (iv) an opinion of Powell Goldstein LLP, counsel to Purchaser and World, in the form and content set forth in Exhibit G attached hereto;

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                  (v) a Guaranty of Agreement in the form and content set forth in Exhibit H attached hereto, duly executed by authorized officers of World, whereby World guarantees the performance of all obligations of Purchaser as set forth in this Agreement (the "Guaranty of Agreement"); and

                  (vi) written confirmation from World, in accordance with the last sentence of Section 7.3 below.

            (c) Purchaser shall deliver the Escrow Amount, by wire transfer of immediately available funds, to Escrow Agent, and Purchaser and Seller shall deliver a fully executed copy of the Escrow Agreement to Escrow Agent.

      3.3 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion. Seller shall not have any obligation to allow Purchaser additional time beyond the Scheduled Closing Date within which to satisfy or waive the following conditions; the Closing Date shall occur in all events on or before the Scheduled Closing Date. If any of the following conditions have not been satisfied or waived by Purchaser prior to the Scheduled Closing Date, then Purchaser may at its option terminate this Agreement in accordance with the provisions set forth in Article VIII below. If Purchaser closes the acquisition of the Shares in accordance with this Agreement, then each and all of the following conditions (with the exception of those described in paragraphs (a) and (b) below) shall be deemed to have been satisfied or waived by Purchaser.

            (a) All representations and warranties of Seller in this Agreement shall be true and accurate, in each case on and as of the Closing Date as if made on and as of that date (other than any such representations or warranties that expressly speak only as of an earlier date which shall be true and accurate as of such earlier date).

            (b) All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

            (c) Purchaser shall have received a certificate, dated as of the Closing Date, executed by Seller, certifying in such detail as Purchaser may reasonably request that the conditions specified in Section 3.3(a) and Section 3.3(b) hereof have been fulfilled.

            (d) The U.S. Department of Transportation or the Federal Aviation Administration have not imposed any condition or limitation that prohibits or limits the operations to be conducted pursuant to the certificate of public convenience and necessity or the exemptions issued to NAA or have not otherwise imposed a condition that has a Material Adverse Effect on the operations of NAA subsequent to the Closing Date.

            (e) [Intentionally Omitted]

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            (f) All Consents described on Schedule 3.3(f) shall have been obtained (without any limitation, restriction or condition not otherwise applicable to Seller or NAA being imposed on Purchaser or NAA's ownership or use of any NAA's assets following the Closing).

            (g) With the exception of matters disclosed to Purchaser prior to the execution of this Agreement, no action, suit or proceeding shall be pending or overtly threatened by or before any Governmental Authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or that, if adversely determined, could have a Material Adverse Effect on NAA following the Closing.

            (h) There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

            (i) No loss of or damage to any of NAA's assets shall have occurred since the date of this Agreement, except for (i) damage that has already been fully repaired, and (ii) losses that have been replaced with assets of comparable or higher quality with the reasonable approval of Purchaser, and
(iii) other damage or losses that, in the aggregate, do not exceed $1,000,000.

            (j) No material loss or modification of or limitation on any Material Contract shall have occurred since the date of this Agreement without the written consent of Purchaser in its sole discretion, including, without limitation, any forfeiture, expiration without renewal, termination or other loss thereof.

            (k) [Intentionally Omitted]

            (1) [Intentionally Omitted]

            (m) No event, development or circumstance which relates directly to the business, financial condition, operations, assets or properties of NAA shall have occurred since the date of this Agreement which, independently or together with any other event, development or circumstance which relates directly to the business, financial condition, operations, assets or properties of NAA that has occurred since the date of this Agreement, has had or is reasonably likely to have a Material Adverse Effect.

            (n) Except as set forth on Schedule 3.3(n), no claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character relating to NAA and/or the business of NAA (i) costing or reasonably expected by Purchaser to cost more than $1,000,000 in the aggregate, or (ii) requiring Purchaser or NAA to take, or restraining Purchaser or NAA from taking, any action that is reasonably determined by Purchaser to be materially adverse to, or unduly burdensome in, conducting NAA's business and operations from and after the Closing, in each case, shall be owed by or binding on, be reasonably expected to be owed by or binding on, or, for any then pending matters, if determined

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 adversely, will be owed by or binding on Purchaser or NAA. For purposes of this paragraph, matters which can be addressed or resolved at a cost of $1,000,000 or less in the aggregate shall not be deemed to be materially adverse or unduly burdensome.

            (o) No action, suit, proceeding or claim shall be pending or threatened asserting that any person other than Seller (i) is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares, or (ii) is entitled to all or any portion of the Purchase Price.

            (p) Purchaser shall have obtained financing and consents reasonably necessary or required under the ATSB Loan Agreement to purchase the Shares under the terms and conditions of this Agreement.

            (q) Purchaser shall have received the opinion of counsel referenced in Section 3.2(a)(vii).

      3.4 Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by Seller, in Seller's sole discretion. Purchaser shall not have any obligation to allow Seller additional time beyond the Scheduled Closing Date within which to satisfy or waive the following conditions; the Closing Date shall occur in all events on or before the Scheduled Closing Date. If any of the following conditions have not been satisfied or waived by Seller prior to the Scheduled Closing Date, then Seller may at its option terminate this Agreement in accordance with the provisions set forth in Article VIII below. If Seller closes the sale of the Shares in accordance with this Agreement, then each and all of the following conditions (with the exception of those described in paragraphs (a) and (b) below) shall be deemed to have been satisfied or waived by Seller.

            (a) All representations and warranties of Purchaser made in this Agreement remain true and accurate, in each case when made and as of the Closing Date as if made on and as of that date (other than such representations or warranties that expressly speak only as of an earlier date which shall be true and accurate as of such earlier date).

            (b) All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects.

            (c) Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Section 3.4(a) and Section 3.4(b) have been fulfilled.

            (d) [Intentionally Omitted]

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            (e) There shall not be in effect any Law of any Governmental
Authority of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

            (f) No action, suit or proceeding shall be pending or overtly threatened by or before any Governmental Authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any of the transactions contemplated by this Agreement.

            (g) Seller shall have received the opinion of counsel referenced in
Section 3.2(b)(vii).

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller makes the following representations and warranties to Purchaser, each of which shall be true and correct as of the date hereof and as of the Closing Date (except to the extent expressly relating to a specific date, in which event it shall be true and correct as of such date) and shall be unaffected by any investigation heretofore or hereafter made by or on behalf of Purchaser. Notwithstanding the foregoing, Seller shall not have any obligation or liability to Purchaser or to any other party with respect to any representation or warranty set forth herein which Purchaser or World knows to be inaccurate as of the Closing Date, if notwithstanding Purchaser's or World's knowledge of the inaccuracy of the representation or warranty Purchaser nevertheless elects to close the acquisition of the Shares from Seller pursuant to this Agreement. If Purchaser or World has been provided with documentation which evidences the inaccuracy of any representation or warranty, then Purchaser shall be deemed to have knowledge of the inaccuracy of that representation of warranty for purposes of this Agreement. The sole rights and remedies of Purchaser with respect to the breach by Seller of any of the following representations and warranties shall be as set forth in Article IX below; Seller shall not have any other obligation or liability with respect to the breach or inaccuracy of the following representations and warranties other than as expressly set forth in Article IX below.

      4.1 Title to the Shares. Seller (a) is the owner of record and beneficially, free and clear of any liens, pledges, encumbrances, options, restrictions, charges, agreements or claims, of the Shares, and (b) will sell, transfer, assign and deliver good and valid title to the Shares at the Closing as provided in this Agreement and Purchaser will acquire good and valid title to the Shares, free and clear of any liens, pledges, encumbrances, options, restrictions, charges, agreements or claims, other than those resulting from Purchaser's actions.

      4.2 Capitalization of NAA. The authorized capital stock of NAA is 100,000 shares. The Shares are the only issued and outstanding shares of capital stock of NAA. The Shares have been duly authorized, validly issued, fully paid and nonassessable. Except for the rights granted to Purchaser under this Agreement, there are no outstanding options, warrants, "phantom" stock rights or rights of first refusal, preemptive, subordination or similar rights or other rights to purchase, obtain or acquire, or any outstanding shares of capital stock or securities or obligations

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convertible into or exchangeable for, or any voting or other agreements with respect to, any shares of capital stock of NAA, or any other securities of NAA, and NAA is not obligated, now or in the future, contingently or otherwise, to issue, purchase or redeem capital stock or any other securities to or from any Person. There are no shares of the capital stock of NAA held in NAA's treasury. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on or consent to any matters on which shareholders of NAA may vote.

      4.3 Organization and Good Standing; No Subsidiaries. The Dan and Janice McKinnon Family Trust dated January 15, 2005 is a trust validly existing under the laws of the State of California. Seller has full trust power and authority to execute and deliver this Agreement and the Collateral Agreements. NAA is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority to own, lease or otherwise hold its properties and assets and carry on its business as presently conducted. NAA does not have any subsidiaries.

      4.4 Authorization and Effect of Agreement. This Agreement has been duly and validly executed and delivered by Seller and NAA and constitutes a valid and binding obligation of Seller and NAA, enforceable against Seller and NAA in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors, rights and remedies generally. The Security Agreement, Subordination Agreement, and Escrow Agreement, when executed and delivered by Seller at the Closing, shall constitute a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

      4.5 No Conflicts. To the best of Seller's knowledge, the execution and delivery by Seller of this Agreement and any Collateral Agreements to which Seller or McKinnon will be a party do not and will not, as applicable, and the performance by Seller or McKinnon of the transactions contemplated by this Agreement or such Collateral Agreements, as applicable, will not, (a) conflict with, or result in any violation of, or constitute a default under, or, as applicable, give rise to the creation of a Lien upon any of NAA's assets or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, (i) any provision of the certificate of incorporation or bylaws of NAA, (ii) except for consents required under certain Material Contracts as described on Schedule 4.15 hereto, any of the terms, conditions or provisions of any Contract by which NAA is bound, and (iii) any Law applicable to or binding on NAA or any of its assets, (b) except for consents required under certain Material Contracts as described on Schedule 4.15 hereto, affect the ability of NAA to own, use or operate any of its assets following the Closing in substantially the same manner as such assets are presently owned, used or operated, or (c) create any Lien on or any right of any third party to purchase, use or operate any of NAA's assets.

      4.6 Financial Statements. Seller has heretofore delivered to Purchaser the following financial statements and information: (i) the audited balance sheets of NAA as of December 31, 2002 and December 31, 2003 and December 31, 2004, and the related statements of income, shareholder's equity and cash flows of NAA for each of the three fiscal years in the three-year period ended December 31, 2004, together with notes thereto and the report thereon of Citrin,

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Cooperman & Company, LLP, NAA's independent auditors (the "Audited Financial
Statements"), and (ii) the unaudited balance sheet of NAA as of March 31, 2005 and the related statements of income, shareholder's equity and cash flows of NAA for the two month period then ended (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). To the best of Seller's knowledge, the Financial Statements fairly present the financial position of NAA as of the respective dates thereof and the results of operations, shareholder's equity and cash flows of NAA for each of the periods then ended subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments.

      4.7 No Third Party Options. There are no existing agreements, options or commitments granting to any Person the right to acquire NAA's right, title or interest in or to any of its assets or any interest therein.

      4.8 Data. To the best of Seller's knowledge, all Data are true and correct in all material respects (other than FAA maintenance records, which are to the best of Seller's knowledge true and correct in all respects) and are accurately extracted from the books and records of NAA.

      4.9 Consents and Approvals. To the best of Seller's knowledge, the execution and delivery by Seller of this Agreement and any Collateral Agreements to which Seller will be a party do not and will not, as applicable, and the consummation by Seller of the transactions contemplated hereby and thereby will not, require any Consent, except (i) as disclosed on Schedule 4.15, (ii) as required by the FAA, and (iii) as required by the DOT.

      4.10 Permits; Compliance with Law. To the best of Seller's knowledge,
Schedule 4.10 sets forth a true, correct and complete list of all Permits. To the best of Seller's knowledge, (i) NAA possesses all Permits necessary for the operation and ownership of its assets, (ii) all Permits issued to NAA are in full force and effect, (iii) no outstanding violations are or have been recorded in respect of any of the Permits, except as set forth in Schedule 4.10, (iv) the use and operation by NAA of its assets and the conduct of its business comply in all material respects with all Laws and the requirements and conditions of all Permits, including without limitation all applicable operating certificates and authorities, common carrier obligations, airworthiness directives, and all other rules, regulations, directives and policies of the FAA, DOT and all other Governmental Authorities having jurisdiction over NAA's assets and the business conducted by NAA, (v) no proceeding is pending or threatened to revoke, suspend, withdraw or limit any such Permit, and there is no fact, error or omission relevant to any Permit that would permit the violation of or revocation, suspension, termination, modification, withdrawal or limitation or result in the threatened violation of or revocation, suspension, termination, modification, withdrawal or limitation of any such Permit, (vi) on or immediately after the Closing, each Permit will continue in full force and effect and accrue to the benefit of Purchaser without any consent, approval or modification required by or from any Governmental Authority, (vii) no misrepresentations or willful or negligent omissions of any material fact were made by the Seller in obtaining any such Permits, and (viii) the Business is being operated in all material respects in compliance with the terms and conditions of the Permits and the rules and regulations of any Governmental Authority having jurisdiction.

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      4.11 Reports. To the best of Seller's knowledge, all material reports, applications and other documents required to be filed by Seller or NAA with any Governmental Authority having jurisdiction over and relating to the Business which are due on or before the Closing Date have been filed or will be filed on or before the Closing Date.

      4.12 Litigation. Except as set forth on Schedule 4.12, to the best of Seller's knowledge, (i) there are no judicial or administrative actions, proceedings or investigations pending or threatened that question the validity of this Agreement or any action taken or to be taken by NAA or Seller in connection with this Agreement; (ii) there are no lawsuits, claims, administrative or other proceedings or investigations relating to the ownership or use of NAA's assets or conduct of business by NAA or otherwise affecting NAA's assets pending or threatened against NAA or Seller; and (iii) there are no judgments, orders or decrees of any Governmental Authority binding on NAA or Seller that relate to NAA's assets or otherwise affect NAA's assets.

      4.13 Title to and Condition of Assets.

            (a) NAA has, and at the Closing, NAA shall have, good, valid and indefeasible title to the assets set forth on Schedule 4.13(a), free and clear of all Liens other than Permitted Liens. To the best of Seller's knowledge, with respect to any Leased Assets, NAA has a valid leasehold interest therein for the term specified in Schedule 4.15.

            (b) To the best of Seller's knowledge, NAA's assets constituting tangible property which are used in the normal course of business are, in all material respects, in good operating condition and repair (with the exception of vehicles used on the tarmac, which are in operating condition only), subject to normal wear and tear.

      4.14 U.S. Citizen: Air Carrier. Each of Seller and NAA is a "citizen of the United States" as defined in Section 40102(2)(15) of Title 49 of the United States Code and NAA is an "air carrier" as defined in 49 U.S.C. Section 40102(1)(2) operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

      4.15 Material Contracts. To the best of Seller's knowledge, Schedule 4.15 contains a complete list of NAA's Material Contracts. To the best of Seller's knowledge, (i) the Material Contracts are valid and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally, (ii) NAA is not in material default in the performance, observance or fulfillment of any obligation under any Material Contract, and no event has occurred, which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder, (iii) except as disclosed on Schedule 4.15, none of the Material Contracts requires the consent of any party to the transactions contemplated hereby or its assignment or deemed assignment in connection with or as a result of such transactions, and (iv) true and complete copies of all Material Contracts have been made available for inspection by Purchaser, including all modifications, extensions, renewals, waivers and amendments to such Material Contracts.

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      4.16   Aircraft; Engines and Spare Parts.

            (a) NAA does not own any Aircraft.

            (b) To the best of Seller's knowledge, each Leased Aircraft is properly registered on the FAA aircraft registry and there is displayed on board a Certificate of Aircraft Registration.

            (c) To the best of Seller's knowledge, except as set forth on
Schedule 4.16(c), Seller is not a party to any interchange or pooling agreements with respect to its Leased Aircraft, Engines or Spare Parts.

            (d) To the best of Seller's knowledge, NAA has maintained the Leased Aircraft in compliance in all material respects with all applicable U.S. statutes and regulations as in effect from time to time and in accordance with NAA's standard maintenance procedures approved by applicable Government Authorities, to the extent necessary to comply with compliance deadlines occurring on or before the date of execution of this Agreement.

            (e) To the best of Seller's knowledge, NAA has maintained or caused to be maintained all records, logs and other materials required to be maintained in respect of the Leased Aircraft, Engines and Spare Parts by the FAA including all historical maintenance records and other data with respect to such aircraft and Engines in English, to the extent necessary to comply with compliance deadlines occurring on or before the date of execution of this Agreement.

            (f) With the exception of violations which have been reported as necessary and rectified to the extent required (if required) and violations the nature of which do not require reporting or other corrective action, to the best of Seller's knowledge, NAA has not maintained, used or operated any Leased Aircraft in violation, in any material respect, of any law or any rule, regulation or order of any Governmental Authority having jurisdiction over such aircraft or in violation of any airworthiness certificate, license or registration relating to any such aircraft.

            (g) No Leased Aircraft is subleased to or otherwise in the possession of another air carrier or other Person other than NAA to operate such aircraft in air transportation or otherwise.

            (h) To the best of Seller's knowledge, there are no liens, attachments, encumbrances, or Eurocontrol or other air traffic control charges upon or against the Aircraft arising out of or related to the operation of the Aircraft by NAA.

      4.17 [Intentionally Omitted]

      4.18 Accounts Receivable. To the best of Seller's knowledge, the accounts receivable of NAA (i) represent valid and binding obligations of customers of NAA arising from bona fide transactions entered into in the ordinary course of business, (ii) except as set forth on Schedule 4.18, are not subject to any claim or right of set-off, and (iii) in the case of accounts receivable reflected in the March 31, 2005 Balance Sheet will be, as of the Closing Date, current and

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collectible, net of any allowance for uncollectible accounts reflected in the
March 31, 2005 Balance Sheet.

      4.19 No Casualty. To the best of Seller's knowledge, except as set forth on Schedule 4.19, the Leased Aircraft are not currently damaged by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance).

      4.20 [Intentionally Omitted]

      4.21 [Intentionally Omitted]

      4.22 Environmental Matters.

            (a) To the best of Seller's knowledge, except as set forth on
Schedule 4.22(a) hereto, (i) the use and operation of NAA's assets is and has been in material compliance with all applicable Environmental Laws, (ii) neither NAA nor Seller has received any written communication from any Person alleging that NAA is not in such compliance, the subject matter of which written communication has not been fully resolved and satisfied, and (iii) there are no circumstances (other than changes in existing or future requirements of Environmental Laws) that would reasonably be expected to prevent or interfere with such compliance in the future.

            (b) To the best of Seller's knowledge, except as set forth on
Schedule 4.22(b), there is no Environmental Claim relating to ownership or use of NAA's assets pending or threatened against NAA.

            (c) To the best of Seller's knowledge, except as set forth on
Schedule 4.22(c), neither NAA nor Seller has received any written allegation or other information, the subject matter of which allegation or information has been interpreted by Seller to form the basis of any Environmental Claim relating to NAA's assets against NAA or against any Person whose liability for such Environmental Claim has been retained or assumed by NAA either contractually or by operation of law.

            (d) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Environmental Claim" means any written notice by any Governmental Authority or Person alleging potential responsibility or liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by NAA, or (y) any material violation, or alleged violation, of any Environmental Law.

                  (ii) "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of

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Materials of Environmental Concern relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iii) "Materials of Environmental Concern" means dangerous goods, hazardous, toxic or regulated substances, materials, or wastes as defined in the Environmental Laws.

      4.23 Taxes. Except as set forth on Schedule 4.23:

            (a) To the best of Seller's knowledge, NAA has valid and binding elections, effective as of January 1, 2004, to be taxed for federal income tax purposes and for income tax purposes in selected states as an "S-Corporation" within the meaning of Section 1361 et. seq. of the Code, which elections remain in effect as of the date hereof.

            (b) To the best of Seller's knowledge, (i) all Tax Returns that are required (including extension periods) to be filed on or before the Closing Date by NAA have been or will be duly filed on a timely basis (including extension periods), (ii) all such Tax Returns were or will be true, correct and complete in all material respects, and (iii) all Taxes due with respect to any taxable period or partial taxable period of NAA ending on or before the Closing Date have been or will be timely paid or withheld.

            (c) To the best of Seller's knowledge, (i) no claim for assessment or collection of Taxes has been asserted against NAA, (ii) NAA is not a party to any pending action, proceeding or investigation by any Governmental Authority for the assessment or collection of Taxes, and (iii) neither NAA nor Seller has any knowledge of any such threatened action, proceeding or investigation.

            (d) To the best of Seller's knowledge, (i) no currently effective waivers of statutes of limitation in respect of any Tax Returns have been given by NAA nor has NAA agreed to any currently effective extension of time with respect to a Tax assessment or deficiency, (ii) no claim has been made or threatened at any time during the ten-year period ending on the date of this Agreement by a Governmental Authority in a jurisdiction where NAA does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iii) no security interests have been imposed upon or asserted against any of NAA's assets as a result of or in connection with any failure, or alleged failure, to pay any Tax.

            (e) To the best of Seller's knowledge, NAA has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

            (f) To the best of Seller's knowledge, NAA has collected and paid on a current basis all Taxes required to be collected with respect to any amounts paid to NAA or received or deemed received from any passenger, customer or other third party.

            (g) Neither NAA nor Seller is a foreign person within the meaning of
Section 1445 of the Code.

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      4.24 Labor Matters.

            (a) NAA does not as of the date of this Agreement have any collective bargaining agreements (including any side letter, supplemental agreement or memorandum of understanding) covering employees of NAA. However, the pilots have voted to join Teamsters Local 747; the parties are currently negotiating a collective bargaining agreement.

            (b) Except as set forth in Schedule 4.24(b):

                  (i) To the best of Seller's knowledge, there are no material controversies pending or threatened in writing between NAA and any of its employees;

                  (ii) To the best of Seller's knowledge, there is no petition pending before the National Mediation Board seeking certification of a labor representative with respect to any craft or class of employees of NAA;

                  (iii) To the best of Seller's knowledge, there is no currently pending strike, slowdown, work stoppage, labor action or lockout, or, to the best of Seller's knowledge any threat thereof, by or with respect to any employees of NAA;

                  (iv) To the best of Seller's knowledge, there is no unfair labor practice or analogous complaint or claim against NAA pending before the National Mediation Board or any similar board or agency or before any court of competent jurisdiction or any other forum; and

                  (v) To the best of Seller's knowledge, there is no complaint for violation of the Railway Labor Act, 45 U.S.C. 8, as amended, against NAA pending before any Governmental Authority.

      4.25 Employee Matters.

            (a) To the best of Seller's knowledge, Seller has made available to Purchaser a true, correct and complete list of all of the current employees of NAA which have written employment agreements and written compensation packages, including their current respective positions or job classifications and their current respective wage scales or salaries, as the case may be, as of the date of this Agreement. To the best of Seller's knowledge, (i) NAA is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) NAA is not engaged in any unfair labor practice.

            (b) To the best of Seller's knowledge, Schedule 4.25(b) sets forth all currently pending inquiries, proposed certificate actions, warning notices, letters of correction, letters of investigation, administrative actions, enforcement actions, emergency actions, consent orders, orders of compliance, cease and desist orders, orders of denial, requests for re-examination, civil penalties, and/or criminal actions (collectively, the "FAA Actions") which have been initiated or proposed by the FAA as against NAA. To the best of Seller's knowledge, no other FAA Actions are pending against NAA and no other FAA Actions are threatened or imminent as against NAA,

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

nor is NAA to the best of Seller's knowledge currently subject to any restriction, limitation, suspension, FAA order or request for remedial training of any kind or character.

            (c) For purposes of this Section 4.25, the term "NAA Benefit Plan" means any plan, program, fund, or contract through which or under which NAA provides benefits or compensation to or on behalf of employees, officers, directors and/or independent contractors, past or present, of NAA.

            (d) To the best of Seller's knowledge, NAA has made available to Purchaser a true and complete copy of the following documents, if applicable, with respect to each NAA Benefit Plan identified in Schedule 4.25(d): (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of the NAA Benefit Plan, or if there are no such documents evidencing the NAA Benefit Plan, a full description of the NAA Benefit Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such NAA Benefit Plan, and (3) the Form 5500s filed with the Internal Revenue Service for the most recent three plan years. Purchaser acknowledges that the Form 5500s for 2004 have not yet been filed with the Internal Revenue Service, and will be completed and filed by the current NAA accountants subsequent to Closing at NAA's cost.

            (e) To the best of Seller's knowledge, there are no actions, audits, suits or claims which are pending or threatened against any NAA Benefit Plan, any fiduciary of any of the NAA Benefit Plans with respect to the NAA Benefit Plans or against the assets of any of the NAA Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

      4.26 Routes. To the best of Seller's knowledge, Schedule 4.26 sets forth a true, correct and complete list of all DOT designated flight routes flown by NAA as of the date of this Agreement (each, a "Route"). To the best of Seller's knowledge, except as set forth on Schedule 4.26, no Route has been or is threatened to be subject to any forfeiture, suspension, revocation, termination or other loss thereof.

      4.27 [Intentionally Omitted]

      4.28 Real Property.

            (a) NAA does not hold title to any real estate. To the best of Seller's knowledge, Schedule 4.28(a) contains a true, correct and complete list of all real properties leased by NAA in connection with the conduct of NAA's business (the "Real Estate Assets"), including the name of the owner of record thereof, an accurate street address, a brief description of the use of such Real Estate Asset and the date of the lease, sublease or other agreement. To the best of Seller's knowledge, NAA is not obligated under any contract, agreement, or commitment of any kind to assign or dispose of any of the Real Estate Assets.

            (b) To the best of Seller's knowledge, neither NAA nor Seller has received any notice of, nor is there any pending, threatened or contemplated, condemnation proceeding affecting any Real Estate Asset or any part thereof.

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

            (c) To the best of Seller's knowledge, no portion of any Real Estate Asset has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

      4.29 Books and Records. To the best of Seller's knowledge, (i) the books of account and other records of NAA (other than the corporate minute books and stock books), all of which have been made available to Purchaser, are current, complete and correct in all material respects and have been maintained in accordance with sound business practices, and (ii) the NAA minute books and stock books are accurate in all material respects.

      4.30 Related Party Transactions. Except as set forth on Schedule 4.30, none of Seller or any of his immediate family members, or to the best of Seller's knowledge any director, officer, stockholder or Affiliate of NAA (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of NAA, (B) engaged in a business related to the business of NAA, or (C) a participant in any transaction to which NAA is a party, or (ii) is a party to any Contract with NAA.

      4.31 Disclosure. To the best of Seller's knowledge, no representation or warranty of Seller contained herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the representation, warranty or statement so made not misleading.

      4.32 Absence of Undisclosed Liabilities. To the best of Seller's knowledge, NAA does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, unasserted or otherwise, except
(i) liabilities or obligations reflected in the Financial Statements or disclosed in the notes thereto, (ii) liabilities or obligations incurred or arising since the date of the Financial Statements in the ordinary course of business conducted consistent with past practice, (iii) obligations and liabilities under the Contracts, (iv) the obligations to Seller described in
Section 6.13 below, (v) liabilities or obligations under this Agreement, and
(vi) the obligation to make Tax Distributions to Seller as the sole shareholder of NAA as provided in Sections 6.15 and 7.9 below.

      4.33 Definition. For purposes of this Article IV, the phrase "to the best of Seller's knowledge" shall mean the current actual knowledge of Dan McKinnon, without the obligation to undertake any investigation or inquiry of any kind.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby makes the following representations and warranties to Seller, each of which shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent expressly relating to a specific date, in which event it shall be true and correct as of such date) and shall be unaffected by any investigation heretofore or hereafter made.

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      5.1 Corporate Organization. Purchaser and World are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each corporation has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

      5.2 Authorization and Effect of Agreement. Purchaser and World each have the requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which each corporation will be a party and to perform their obligations hereunder and thereunder. The execution and delivery by Purchaser and World of this Agreement and the Collateral Agreements and the performance by each of them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and World. This Agreement and the Collateral Agreements have been duly executed and delivered by Purchaser and World (where applicable) and constitute valid and binding agreements of Purchaser and World (where applicable), enforceable against Purchaser and World (where applicable) in accordance with their terms, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. Each of the Collateral Agreements to which Purchaser and/or World will be a party, when executed and delivered by Purchaser and/or World, will constitute a valid and binding agreement of Purchaser and/or World, enforceable against Purchaser and/or World in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally.

      5.3 No Conflicts. To the best of Purchaser's knowledge, the execution and delivery by Purchaser and World of this Agreement and the Collateral Agreements to which Purchaser and/or World will be a party does not or will not (as applicable), and the performance by Purchaser and World of the transactions contemplated by this Agreement and such Collateral Agreements will not, conflict with, or result in any violation of, or constitute a default under (a) any provision of the certificate of incorporation or bylaws of Purchaser and/or World, (b) except as described in the following sentence, any of the terms, conditions, or provisions of any material agreement or other material document by which Purchaser and/or World is bound, or (c) any Law or order applicable to or binding on Purchaser and/or World. Except for (i) the consent of the Air Transportation Stabilization Board (the "ATSB") and of the lenders, supplemental guarantor, the agent and other loan parties under the ATSB Loan Agreement, and
(ii) as set forth on Schedule 5.3, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, contract or otherwise) in connection with the execution and delivery of this Agreement by Purchaser and/or World or the performance by Purchaser and/or World of the transactions contemplated hereby.

      5.4 Litigation. As of the date of this Agreement, to the best of Purchaser's knowledge, there are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Purchaser or World, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser and/or World in connection with this Agreement.

      5.5 Citizenship. Purchaser is a citizen of the United States as defined by the United States Department of Transportation regulations applicable to ownership of interests in NAA. Purchaser understands that United States Department of Transportation/Federal Aviation

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

Administration rules and regulations limit foreign ownership of stock interests in NAA, and limit the number of officers and directors of NAA who may be foreign citizens.

      5.6 Securities Laws. Purchaser is an "accredited investor" as defined in Rule 501 (c) promulgated by the United States Securities and Exchange Commission. Purchaser has not received any advertisement, promotional material, or other publicly disseminated communication relating to the transactions contemplated hereunder. Purchaser is purchasing the Shares for investment purposes only and not for the purpose of reselling or with a view to public distribution of the Shares.

      5.7 Ability to Pay. Purchaser has the ability to pay and perform its obligations under the Note. World has the ability to pay and perform its obligations under the Guaranty.

                                   ARTICLE VI
                             PRE-CLOSING COVENANTS

      6.1 Access. Purchaser acknowledges that, prior to the execution of this Agreement, (i) Purchaser has completed such inspection and due diligence review, examination, and investigation regarding NAA and the business, operation, financial condition, assets, facilities, and activities of NAA as Purchaser deemed to be necessary and/or appropriate to determine the feasibility of the acquisition of the Shares pursuant to this Agreement, including without limitation inspection of real and personal property and assets, review of contracts, records, and documents, review of financial and tax information, review of operating data, review of licenses and permits, and review of the status of pending legal and administrative matters, and (ii) Seller and NAA have made available for review and inspection by Purchaser all property, assets, documents, and information as have been requested by Purchaser. Subsequent to the execution of this Agreement, if Purchaser reasonably requires additional review, examination, or inspection to confirm the satisfaction of any conditions to closing expressly set forth in this Agreement, Seller shall cause NAA to facilitate the additional review, examination, or inspection at such on-site or off-site location as may be reasonably agreed by the parties, subject to compliance with the following requirements: (i) all additional review, examination, or investigation shall be initiated by request made by Purchaser to Seller, and shall be arranged and coordinated by Seller, (ii) there shall not be any interruption of the business or operations of NAA, and (iii) Purchaser and World and their representatives shall not identify themselves to any employees of NAA as purchasers of the Shares or of the business of NAA, and shall not otherwise divulge to or discuss with any other parties the terms and provisions as set forth in this Agreement.

      6.2 Conduct of Business. Except as expressly contemplated by this Agreement or as otherwise disclosed by Seller in Schedule 6.2 hereof, during the period from April 1, 2005 and continuing until the Closing, Seller has caused and shall cause NAA to:

            (a) (i) conduct its business in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep its assets intact, and (iii) maintain its assets in at least as good a condition as their current condition (reasonable wear and tear excepted);

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

            (b) not take or omit to take any action as a result of which any representation or warranty of Seller made in Article IV would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

            (c) not mortgage, pledge, sell or dispose of any its assets, and not waive, release, grant, transfer or permit to lapse any rights of material value, including without limitation any Routes to which NAA has any right as of the date of this Agreement;

            (d) except as provided in Section 6.4, not assign, modify, cancel, otherwise impair or permit to lapse any Material Contract;

            (e) comply in all material respects with all provisions of any Material Contract to which NAA is a party;

            (f) comply in all material respects with all applicable Laws that relate to or affect any of its assets or its ownership and/or use thereof, including but not limited to the timely, complete and correct filing of all reports and maintenance of all records required by any Governmental Authority to be filed or maintained;

            (g) other than periodic salary increases in the ordinary course consistent with past practice as described in Schedule 6.2 hereof, not adopt or amend any bonus, profit-sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the removal of existing restrictions in any benefit plans or agreements);

            (h) not enter into any contract, agreement, side letter or memorandum of understanding with any labor unions attempting to gain the representation of employees of NAA;

            (i) continue, in respect of all Leased Aircraft, Engines and Spare Parts intended for use in its operations, their maintenance programs consistent with past practice (except as required or permitted by applicable law), including keeping all such aircraft in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times;

            (j) notify Purchaser in writing of any incidents or accidents occurring on or after the date of this Agreement involving any property owned or operated by NAA that resulted or could reasonably be expected to result in damages or losses in excess of $1,000,000;

            (k) notify Purchaser in writing of the commencement of any material litigation against NAA or of the existence of any adverse business conditions arising on or after the date of this Agreement threatening the continued and normal business operations of NAA or of any agreement, consent or order of the FAA or DOT involving NAA;

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

            (l) not enter into any agreement or understanding with any other party involving expenditures in excess of $1,000,000 in the aggregate; and

            (m) not enter into any agreement or understanding with a term in excess of six (6) months with any other party containing any exclusivity, non-competition or similarly restrictive provisions.

      6.3 Notification.

            (a) Prior to the Closing Date, Seller shall, and shall cause NAA to, notify Purchaser, and Purchaser and World shall notify Seller, of any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against NAA or Seller, or Purchaser or World, as the case may be, which challenges or would materially affect the transactions contemplated by this Agreement.

            (b) Prior to the Closing Date, Seller shall, and shall cause NAA to, provide prompt written notice to Purchaser or World of any change in any of the information contained in the representations and warranties made by them in
Article IV hereof or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser or World may reasonably request in relation to such change. The provision of such notice and information by Seller shall not affect any rights or remedies which Purchaser may have under this Agreement in connection with the inaccuracy of any representations or warranties made by Seller in Article IV above; provided, however, if Purchaser thereafter proceeds to closing of the acquisition of the Shares from Seller pursuant to this Agreement notwithstanding the notice of changes in such information, then Purchaser may not thereafter pursue any action against Seller in accordance with Article IX below in connection with such representation or warranty.

      6.4 [Intentionally Omitted]

      6.5 Filings. Each party shall use its reasonable and diligent good faith efforts to obtain, and to cooperate with the other party in obtaining, all authorizations, consents, orders and approvals of any Governmental Authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby, and shall furnish to the other all such information in its possession as may be reasonably necessary for the completion of the notifications to be filed by the other; provided that, in complying with this Section 6.5, Purchaser and its Affiliates shall not be required to (i) divest any assets or discontinue or modify any of its operations or the operations of NAA following the Closing, or (ii) accept or become subject to any condition or requirement unacceptable to Purchaser in its sole discretion. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the prior written consent of the other parties.

      6.6 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable and diligent good faith efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things

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

necessary, proper or advisable under applicable laws and regulations to (i) satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby; and
(ii) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

      6.7 Subchapter S Election. From the date hereof through the Closing Date, NAA will not take any action to revoke or that would have the effect of revoking its elections to be taxed, for federal income tax purposes and for income tax purposes in selected states, as an "S- Corporation" within the meaning of
Section 1361 et. seq. of the Code.

      6.8 Publicity. The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement. Neither Purchaser, World, Seller, nor NAA shall issue any press release or make any public statement regarding the transactions contemplated by this Agreement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party shall give prior written notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

      6.9 Other Agreements. After the date of this Agreement, if NAA enters into any contract, agreement or other arrangement, Seller shall, and shall cause NAA to, immediately deliver written notice to Purchaser of the occurrence of such event and provide Purchaser with all the information about and with access to such items as Purchaser may reasonably request.

      6.10 Aircraft Inspection Rights. Purchaser shall have the right during times when Leased Aircraft are not in service to conduct an inspection of the Leased Aircraft as would be required in connection with the performance of an "A" maintenance check of the aircraft under NAA's approved maintenance program, including the right to open those sealed items, including any sealed bays, panels or doors, which would be required to be opened during such "A" check (but not to open any other sealed items, except as would be so required during such "A" check), and to inspect (in such manner consistent with an "A" check level inspection) those parts, components, and structures behind such sealed items (i) which would be required to be inspected during such "A" check or (ii) whose maintenance condition would be otherwise immediately apparent during the course of such required inspection. Purchaser shall have customary rights for an acceptance flight of the aircraft. Purchaser shall also have the right to borescope the engines to the same extent as would be required in connection with the performance of an "A" maintenance check of the aircraft under NAA's approved maintenance program. All inspections and flights conducted pursuant to this paragraph shall be conducted at times when the Leased Aircraft are not in service, without disruption of the revenue generating activities of NAA. Purchaser shall pay all costs and expenses of any kind incurred in connection with or associated with any inspections or flights conducted pursuant to this paragraph.

      6.11 [Intentionally Omitted]

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

      6.12 Confidentiality. The parties acknowledge that the Mutual Non-Disclosure Agreement between NAA and World made effective as of July 22, 2004 is binding on the parties with regard to the disclosures made by and information made available by Seller and NAA to Purchaser and World prior to the execution of this Agreement and thereafter. Although Purchaser did not sign the Mutual Non-Disclosure Agreement, Purchaser hereby agrees to comply with the terms and provisions set forth therein and to be bound by all of the terms and provisions set forth therein to the same extent as if Purchaser had executed the Mutual Non-Disclosure Agreement.

      6.13 NAA Indebtedness to McKinnon. Purchaser acknowledges that McKinnon has from time to time used his personal credit card to pay costs and expenses relating to crew positioning for NAA flights. NAA shall, on or before the Closing, reimburse McKinnon in full for all NAA expenses paid by McKinnon with his personal credit card account. If additional unreimbursed expenses are discovered subsequent to the Closing Date, NAA shall promptly reimburse McKinnon in full for the additional expenses.

      6.14 Employee Bonus. Purchaser acknowledges and agrees that NAA shall, concurrently with or immediately subsequent to the Closing, make payment of a bonus to Steve Harfst in the amount of $500,000, in consideration of and in recognition of valuable services previously provided by Steve Harfst to NAA.

      6.15 Tax Distributions. Prior to the Closing Date, NAA shall make payment of the estimated Tax Distributions to Seller and/or McKinnon, based upon estimated taxable pass through income to Seller of $1,204,482 for the period of January 1, 2004 through December 31, 2004 and $10,000,000 for the period of January 1, 2005 through the Closing Date. The amount of the Tax Distributions to be made by NAA to Seller and/or McKinnon prior to the Closing Date shall be subject to a final accounting in accordance with the provisions set forth in
Section 7.9 below.

                                   ARTICLE VII
                             POST-CLOSING COVENANTS

      7.1 Confidentiality. Each party hereto acknowledges that the other parties have a legitimate and continuing proprietary interest in the protection of their confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated by this Agreement) any trade secrets or other confidential or proprietary information of the other parties relating to NAA, Seller, Purchaser, World and/or their respective businesses including, but not limited to, confidential and/or proprietary information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby, business plans, marketing plans, financial information, strategies, systems, programs, methods and computer programs; provided, however, that the restrictions set forth in this
Section 7.1 shall not apply to (i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange or stock market, provided that the disclosing party gives written notice to the other parties of the obligation to disclose as soon as reasonably possible prior to the required disclosure, and that all

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

disclosures shall be limited to only that information absolutely necessary to comply with the applicable law, order, or rules (ii) information that is or becomes available to a party on a non-confidential basis from a source other than the other parties, or which was independently known by a party at the time of receiving the information from the other parties, provided in either event that the source of the information is not bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation to any other party which prohibits such disclosure, and (iii) information known to or which becomes known by the public or otherwise in the public domain, other than through unauthorized acts or omissions attributable to any party or its agents or attributable to other parties acting in concert with or in participation with such party. In addition, (i) Purchaser agrees that any information provided by Seller and NAA will only be used by Purchaser and World to conduct due diligence in accordance with this Agreement; (ii) information received by Purchaser and/or World will be disclosed only to those Purchaser and World personnel and representatives who need to know such information for the purpose of conducting due diligence in accordance with this Agreement; (iii) Seller acknowledges that it will be necessary for Purchaser and World, in the course of their due diligence investigation, to have discussions regarding NAA with third parties who have contractual relationships with NAA; and (iv) Purchaser hereby agrees that Purchaser and World will notify Seller of the identity of any such third party in advance, and Purchaser and World shall not communicate with such third parties without the prior written consent of Seller.

      7.2 Tax Matters.

            (a) Preparation of Tax Returns. With respect to the transactions contemplated by this Agreement, Purchaser, World, NAA, and Seller will provide each other with such cooperation and information as any of them may reasonably require of the other in connection with the filing of any Tax Return, the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes, at no out-of-pocket cost to the cooperating party, and the cooperation and information shall include all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax liability. Purchaser and NAA shall retain all Tax Returns, schedules, work papers, and other tax related materials, records or documents, other than Seller's personal Tax Returns, schedules, work papers, and other tax related materials, records or documents, until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. After expiration of the statute of limitations, a Party shall notify each of the other Parties in writing that it desires to dispose of or destroy the Tax Returns and other documents and shall provide such other Parties with the right for thirty (30) days after the tendering of such notice to copy (at the cost of the Party making the copies) or take possession of such Tax Returns and other documents. Any information obtained under this provision shall be kept confidential by the Parties, except as may be necessary in connection with the filing of such Tax Returns.

            (b) 2004 and 2005 Tax Returns. The parties acknowledge that the state and federal income tax returns of NAA for 2004 are currently on extension. Subsequent to Closing, Seller and the current NAA accountants (Citrin Cooperman & Company, LLP) shall, at the cost of NAA, as soon as reasonably possible consistent with prudent business practices and the requirements set forth herein, complete and file the NAA state and federal income tax returns for

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(i) calendar year 2004, and (ii) the period from January 1, 2005 through the
Closing Date (items (i) and (ii) above together with all other NAA state and federal income tax returns for all periods prior to the Closing Date are collectively referred to herein as the "Pre-Closing Tax Returns"). All Pre-Closing Tax Returns shall be prepared in a manner consistent with NAA's historic tax accounting practices, and NAA shall not change or apply for any change in its method of tax accounting of any item on such return used in determining taxable income or tax liability, unless such change is mandated by provisions of the tax law applicable to such Pre-Closing Tax Return, without the prior written consent of World, which consent shall not be unreasonably withheld. All income for calendar year 2005 shall be allocated based upon the date of Closing, pursuant to IRC Sections 1362(c)(3) and 1377(a)(2), and NAA shall make the election to allocate income for calendar year 2005 in this manner on all tax returns for the period from January 1, 2005 through the Closing Date and the period from the Closing Date through December 31, 2005. The parties acknowledge that income for the periods covered by the Pre-Closing Tax Returns goes to Seller's and McKinnon's personal tax returns, and that McKinnon and Seller must therefore control the preparation of the Pre-Closing Tax Returns. NAA shall submit all Pre-Closing Tax Returns not filed as of the Closing Date to World no less than ten (10) days prior to the due date (including extensions) for filing any such Pre-Closing Tax Returns for World's review and consent, which consent shall not be unreasonably withheld. McKinnon shall continue in the capacity as an officer of NAA subsequent to the Closing Date, as necessary to enable him to sign the Pre-Closing Tax Returns. With regard to the time period prior to the Closing Date and the Pre-Closing Tax Returns, (i) McKinnon shall control the waiver of statutes of limitations, (ii) McKinnon shall have access to all tax records and other records of NAA as necessary to enable McKinnon and Citrin Cooperman & Company, LLP to prepare and file the Pre-Closing Tax Returns and to respond to and conduct any audits relating to these time periods, at the cost of NAA, and (iii) McKinnon shall have the sole authority to conduct and settle any audits concerning these time periods, subject to the consent and approval of World, which consent and approval shall not be unreasonably withheld. Notwithstanding the foregoing, McKinnon shall not consent, without the prior approval of World, which approval shall not be unreasonably withheld, to any adjustment by a taxing authority of an item of income, gain, expense, deduction, credit, or other item on a Pre-Closing Tax Return to the extent adjustment of such item would result in a change in the determination of taxable income or tax liability on any income tax return of NAA that is not a Pre-Closing Tax Return (a "Post-Closing Tax Return"). In addition, neither World nor Purchaser shall consent, without the prior written approval of McKinnon, which approval shall not be unreasonably withheld, to any adjustment by a taxing authority of an item of income, gain, expense, deduction, credit, or other item on a Post-Closing Tax Return to the extent adjustment of such item would result in a change hi the determination of taxable income or tax liability on any Pre-Closing Tax Return. Both World and Seller shall give the other party a copy of all notices and other written materials received from a taxing authority in connection with any audit of a NAA Tax Return within three (3) days of the receipt of any such notice or material. In the event that Seller chooses not to handle an audit of a Pre-Closing Tax Return, Seller shall notify World of such decision in writing within ten (10) days of the receipt from World or the taxing authority, as the case may be, of the initial notice of a taxing authority's intent to audit any Pre-Closing Tax Return. Absent such notice, Seller shall be responsible for the handling and settlement of any audit of a Pre-Closing Tax Return, at the cost of NAA. World shall be responsible for preparing and filing all Post-Closing Tax Returns. World shall have complete control, at its expense, for the handling and settlement of all audits by any taxing

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

authority of any Pre-Closing Tax Return that Seller chooses through written notice to World not to take control of and all Post-Closing Tax Returns; provided; however, that World shall not consent, without the prior written approval of McKinnon, which approval shall not be unreasonably withheld, to any adjustment by a taxing authority of an item of income, gain, expense, deduction, or credit on a Post-Closing Tax Return to the extent adjustment of such item would result in a change in the determination of taxable income or tax liability on any Pre-Closing Tax Return or the tax liability of Seller or McKinnon.

            (c) Form 5500s. The parties acknowledge that the Form 5500 for the NAA 401k plan must be filed for 2004, along with a certified audit; this 5500 and the certified audit should be prepared by the current NAA accountants (Citrin Cooperman & Company, LLP) subsequent to Closing, at the cost of NAA.

      7.3 Flight Privileges. After the Closing Date, Dan, Janice and Lisa McKinnon shall each have lifetime airline privileges to fly at no charge, including taxes and fees, on any flight flown by NAA and/or World (including any successor in interest to NAA and/or World, purchaser of NAA's and/or World's assets, and/or surviving entity in a merger or reorganization). Purchaser shall cause NAA to issue an appropriate NAA identification card to Dan McKinnon as "Chairman, President, and Founder Emeritus" of NAA and to Janice McKinnon as "CFO Emeritus" of NAA. If additional identification cards are necessary or required in order to allow Dan, Janice, and Lisa McKinnon to travel at no charge as required by this paragraph, then NAA and/or World shall issue appropriate identification cards to Dan, Janice, and Lisa McKinnon as necessary to permit travel as required by this paragraph. The flight privileges for the McKinnons shall also include any and all flight benefits provided to employees as outlined in the employee handbook. Travel priority for the McKinnons shall be positive space or on charter flights immediately after "crew positioning for or returning from duty" and before all other criteria, and shall be for the premium seating for that flight. NAA and World shall confirm these rights as set forth in this paragraph in writing, in a manner reasonably acceptable to Seller. Notwithstanding the foregoing, these privileges shall not extend to any flights to the extent the privilege would violate either applicable laws, rules and regulations or the terms of any charter agreements between NAA or World and its customers.

      7.4 Personal Property. Purchaser acknowledges and agrees that the personal property in Seller's office at the offices of NAA, including without limitation the computer and computer hardware and software, and the desks, files, and momentos, is the personal property of Seller, and is not an asset of NAA. Accordingly, the personal property is not a subject of the transactions contemplated hereunder and shall remain the property of Seller after the Closing Date. Seller represents to Purchaser that all material information relating to the operation of the business of NAA which is within Seller's personal computer and personal computer hardware and software is duplicated and available elsewhere within the computer system of NAA and will be available to Purchaser subsequent to Closing.

      7.5 Noncompetition and Nonsolicitation.

            (a) Noncompetition. For a period of three (3) years after the Closing Date, McKinnon shall not directly or indirectly own an equity ownership interest in any Person engaged in or planning to become engaged in the business of an airline providing passenger or

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

cargo air transportation services anywhere in North America, whether on a scheduled, charter, "wet lease" or "ACMI" basis or otherwise; provided, however, that McKinnon may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person as described in this paragraph if the securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

            (b) Nonsolicitation. For a period of three (3) years after the Closing Date, McKinnon shall not, directly or indirectly, hire, retain or attempt to hire or retain any employee or independent contractor of NAA or Purchaser or in any way interfere with the relationship between NAA or Purchaser, as the case may be, and any of its employees or independent contractors. The provisions of this paragraph shall not apply to accountants and attorneys engaged by NAA or to employees or contractors who have been terminated by NAA or Purchaser.

            (c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.5(a) or (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to (i) reduce the scope, duration or geographic area of the term or provision, (ii) delete specific words or phrases, and/or (iii) replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This
Section 7.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller agrees that this Section 7.5 is reasonable and necessary to protect and preserve Purchaser's legitimate business interests and the value of NAA after the Closing.

      7.6 COBRA Payment. Purchaser shall cause NAA, for a period of eighteen
(18) months after the Closing Date, to make minimum payments required by law for Dan McKinnon's continuation of all currently existing medical, dental, and other health benefits provided to Dan McKinnon by NAA (including family members of Dan McKinnon currently enrolled in the NAA health plan or plans if permitted by COBRA) pursuant to federal COBRA laws.

      7.7 Access to Records. In the event that Seller, subsequent to the Closing Date, becomes involved in litigation or disputes with third parties regarding or involving NAA, the business or operations of NAA, or the actions of Seller in his capacity as an owner, director, officer, employee, or agent of NAA, then in any such event Purchaser and NAA shall allow Seller to review and copy such NAA records as may be reasonably related to the dispute or action.

      7.8 DOT Approval. Under 49 U.S.C. section 41105 and related DOT decisions, when two U.S. airlines come under common ownership there is a de facto route transfer that must be approved by the DOT. Purchaser assumes all responsibility for complying with this requirement and obtaining DOT approval of the de facto transfer of NAA's certificates, exemptions and frequency allocations to NAA under the control of Purchaser. Should DOT, for any reason, refuse to transfer NAA's certificate and related authority, Purchaser will be solely responsible for any compliance issues with DOT, and there will be no recourse to, or liability for, Seller.

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

      7.9 Tax Distributions. Within ten (10) days subsequent to the completion and filing of the last of the Pre-Closing Tax Returns, Seller and Purchaser shall (i) determine the actual amount of the Tax Distributions, and (ii) cause NAA to make additional distributions to Seller and/or McKinnon as necessary if the payments previously made prior to the Closing Date pursuant to Section 6.15 above were less than the total Tax Distributions which are payable to Seller and/or McKinnon. If the payments made by NAA to Seller and/or McKinnon pursuant to Section 6.15 above exceed the actual amount of the Tax Distributions determined subsequent to the preparation and filing of the Pre-Closing Tax Returns, then Seller and/or McKinnon shall, as appropriate, reimburse NAA in an amount equal to the excess payment.

                                  ARTICLE VIII
                                   TERMINATION

      8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

            (a) by mutual written consent of Seller and Purchaser;

            (b) by any party to this Agreement (provided that such party is not then in material breach of any provision of this Agreement) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or action the parties hereto shall use their reasonable best efforts to lift or reverse), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) by Seller or Purchaser (provided that such party desiring to terminate this Agreement is not then in material breach of any provision of this Agreement), if the Closing shall not have occurred on or before the Scheduled Closing Date; and

            (d) by Seller or Purchaser (provided that such party desiring to terminate this Agreement is not then in material breach of any provision of this Agreement), if the conditions to closing for such party's benefit as set forth in Section 3.3 or 3.4 above have not been satisfied or waived by the party desiring to terminate this Agreement as of the Scheduled Closing Date.

      8.2   Procedure and Effect of Termination.

            (a) In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 8.1, this Agreement shall terminate (subject to the provisions of this Section 8.2) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (i) upon request therefor, each party shall (and shall cause their agents to) redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby (including all copies in all formats), whether obtained before or after the execution hereof, to the party furnishing the same; and

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

                  (ii) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination, except (i) the provisions of this Section 8.2 and Sections 6.12 and 7.1 shall remain in full force and effect, and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            (b) Notwithstanding the foregoing, if either party terminates this Agreement or if Closing otherwise fails to occur due to default or breach of either party, then in any such circumstance neither Purchaser nor Seller shall have any obligation or liability for breach of a representation or warranty as long as the representation and/or warranty was either accurate as of the date of execution of this Agreement or accurate as of the date of termination or failure to close.

                                   ARTICLE IX
                   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                           COVENANTS; INDEMNIFICATION

      9.1 Survival Periods for Representations and Warranties. All representations and warranties made by any party in or pursuant to this Agreement or in any document delivered pursuant hereto shall survive for twelve
(12) months after the Closing; provided, however, that the representations and warranties set forth in Sections 4.1,4.2,4.4, 5.2, 5.5 and 5.6 shall survive the Closing for an indefinite period of time. Notwithstanding the foregoing, if a claim notice is sent prior to the expiration of the twelve (12) months period pursuant to Section 9.2(a)(i) or Section 9.3(a)(i), the representation or warranty with respect to which such claim notice is sent, and the related indemnification obligations set forth in this Article IX with respect to the claim notice, shall survive until the resolution of the claim for Damages to which such claim notice relates. All covenants made by any party pursuant to this Agreement shall survive the Closing pursuant to their terms. Except as provided above, the parties intend to shorten the statute of limitations with regard to the representations and warranties and agree that no claims or causes of action may be brought against any party based upon, directly or indirectly, any of the representations or warranties contained in Articles IV and V hereof after the applicable survival period or, except as provided in Section 8.2 hereof, any termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties to the extent such covenant or agreement contemplates performance after the Closing.

      9.2 Indemnification by Seller.

            (a) Subject to the terms and conditions set forth herein and subject to the limitations set forth in Section 9.1 above and Section 9.2(b) below, from and after the Closing, Seller shall indemnify, defend (with legal counsel of Seller's choice, which shall be reasonably acceptable to Purchaser) and hold harmless Purchaser, NAA and their respective directors, officers, employees, representatives and Affiliates (each, a "Purchaser Party" and collectively, the "Purchaser Parties") from and against any and all demands, actions, causes of action, losses, liabilities, claims, damages, and/or expenses of any kind (including costs of investigation and defense and reasonable attorneys' fees and expenses and diminution in value), whether or not involving a third-party claim (collectively, "Damages") threatened or asserted against, or

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

suffered or incurred by any Purchaser Party (collectively, the "Purchaser Damages") as a result of or arising out of, directly or indirectly:

                  (i) any breach of any representation or warranty of Seller contained in this Agreement, unless Purchaser or World knew of the breach prior to the Closing Date and Purchaser nevertheless elected to complete the acquisition of the Shares pursuant to this Agreement;

                  (ii) any breach of any covenant or agreement on the part of Seller contained in this Agreement, the Collateral Agreements or any other document delivered pursuant to this Agreement; and

                  (iii) any matter described on Schedule 9.2(a)(iii).

            (b) The obligations of Seller to indemnify, defend, and hold harmless any Purchaser Party pursuant to Section 9.2(a) hereof is subject to the following limitations:

                  (i) Seller shall not have any obligations pursuant to Section 9.2(a) above unless the aggregate amount of Purchaser Damages incurred and for which Seller is responsible pursuant to Section 9.2(a) above exceeds $250,000 (if the $250,000 minimum threshold for Seller liability is exceeded, then Seller shall also be responsible for the initial $250,000). The reconciliation payments due related to the Tax Distributions for federal and state income taxes as provided in Section 7.9 above shall not be included in the calculation of this $250,000 threshold to determine whether or not Seller has any obligations under
Section 9.2(a);

                  (ii) in no event shall the aggregate obligation of Seller pursuant to Section 9.2(a) above with respect to matters other than breaches by Seller of Sections 4.1 and 4.2 above exceed the sum of $2,000,000;

                  (iii) in no event shall the aggregate obligation of Seller pursuant to Section 9.2(a) above with respect to breaches by Seller of Sections
4.1 and/or 4.2 above exceed that portion of the Purchase Price which has at that time actually been received by Seller; and

                  (iv) Seller shall be obligated to indemnify, defend, and hold harmless a Purchaser Party pursuant to Section 9.2(a)(i) above only for those claims giving rise to Purchaser Damages as to which the applicable Purchaser Party has given Seller written notice thereof prior to the end of the applicable survival period (as provided for in Section 9.1).

            (c) Any written notice delivered by a Purchaser Party to Seller with respect to Purchaser Damages shall set forth with as much specificity as is reasonably practicable a reasonable estimate of the amount thereof. In calculating the amount of any Purchaser Damages for which Seller is liable for payment under Section 9.2, such Purchaser Damages shall be reduced by the amount of any insurance recoveries which the Purchaser Party seeking indemnification actually receives as a direct consequence of the circumstances to which the Purchaser Damages related or from which the Purchaser Damages resulted or arose. If insurance proceeds are or may be available with respect to the circumstances as to which the Purchaser

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

Damages relate or from which the Purchaser Damages resulted or arose, Purchaser and the Purchaser Parties shall make a reasonable good faith effort to collect the insurance proceeds.

            (d) In the event that Seller is required within twelve (12) months after the Closing Date pursuant to the provisions of this Article IX to indemnify Purchaser Parties for Purchaser Damages in excess of $250,000, then the Escrow Amount shall be distributed to the Purchaser Parties in accordance with the terms and provisions as set forth in the Escrow Agreement. In the event that Seller is not required within twelve (12) months after the Closing Date pursuant to the provisions of this Article IX to indemnify Purchaser Parties for Purchaser Damages in excess of $250,000, then the Escrow Amount shall be distributed to Seller in accordance with the terms and provisions as set forth in the Escrow Agreement. Within three (3) business days after the first to occur of the following, the parties shall give written instructions to Escrow Agent directing the Escrow Agent to disburse the Escrow Amount to either Seller or Purchaser Parties, whichever party is then entitled to the funds in accordance with the provisions set forth herein: (i) the date which is twelve (12) months after the Closing Date, or (ii) if a claim notice has been sent to Seller prior to the expiration of the twelve (12) months period pursuant to Section 9.2(a), then promptly upon the resolution of the claim for Damages to which such claim notice relates.

      9.3 Indemnification by Purchaser.

            (a) Subject to the terms and conditions set forth herein, from and after the Closing, Purchaser shall indemnify, defend (with legal counsel of Purchaser's choice, which shall be reasonably acceptable to Seller) and hold harmless Seller and McKinnon and their respective successors, assigns, beneficiaries, heirs, estate, representatives and Affiliates (each, a "Seller Party" and collectively, the "Seller Parties") from and against any and all Damages threatened or asserted against, or suffered or incurred by any Seller Party (collectively, "Seller Damages") as a result of or arising out of, directly or indirectly:

                  (i) any breach of any representation or warranty of Purchaser contained in this Agreement, the Collateral Agreements or any other document delivered pursuant to this Agreement;

                  (ii) any breach of any 'covenant or obligation on the part of Purchaser contained in this Agreement, the Collateral Agreements or any other document delivered pursuant to this Agreement;

                  (iii) any matter as to which Purchaser expressly agreed to indemnify Seller and/or McKinnon pursuant to other provisions of this Agreement, the Collateral Agreements or any other document delivered pursuant to this Agreement; and/or

                  (iv) the business and/or operations of NAA and/or Purchaser, including without limitation any Damages asserted, filed or made prior to and/or after the Closing Date, and without regard to whether based on actions or circumstances occurring or existing prior to or after the Closing Date, to the extent Seller Damages are asserted based upon the status of a Seller Party as an owner, shareholder, director, officer, employee, and/or agent of NAA or based upon actions of a Seller Party in his capacity as a shareholder, owner, director, officer, employee,

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

and/or agent of NAA, but specifically excluding any claim arising out of or in connection with the Universal Express dispute from which NAA has been dismissed. Purchaser understands that NAA has prior to the Closing Date paid legal fees and costs relating to the Universal Express dispute.

            (b) Purchaser shall be obligated to indemnify, defend, and hold harmless a Seller Party pursuant to Section 9.3(a)(i) above only for those claims giving rise to Seller Damages as to which the applicable Seller Party has given Purchaser written notice thereof prior to the end of the applicable survival period (as provided in Section 9.1).

            (c) Any written notice delivered by a Seller Party to Purchaser with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable a reasonable estimate of the amount thereof. In calculating the amount of any Seller Damages for which Purchaser is liable for payment under Section 9.3, such Seller Damages shall be reduced by the amount of any insurance proceeds which the Seller Party seeking indemnification actually receives as a direct result of the circumstances to which the Seller Damages related or from which the Seller Damages resulted or arose. If insurance proceeds are or may be available with respect to the circumstances as to which the Seller Damages relate or from which the Seller Damages resulted or arose, Seller and the Seller Parties shall make a reasonable good faith effort to collect the insurance proceeds.

      9.4 Third-Party Claims. The obligations of Seller to indemnify, defend, and hold harmless the Purchaser Parties under Section 9.2 hereof with respect to Purchaser Damages and the obligations of Purchaser and World to indemnify, defend, and hold harmless the Seller Parties under Section 9.3 hereof with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Third-Party Claim"), will be subject to the following terms and conditions:

            (a) Any party against whom any Third-Party Claim is asserted will give the indemnifying party written notice of any such Third-Party Claim promptly after learning of such Third-Party Claim, and the indemnifying party shall undertake the defense thereof by representatives of its own choosing and reasonably acceptable to the indemnified party. Failure to give prompt notice of a Third-Party Claim hereunder shall not affect the indemnifying party's obligations under this Article IX, except to the extent the indemnifying party is precluded from defending the relevant Third-Party Claim by such failure to give prompt notice. If the indemnifying party, within thirty (30) days after notice of any such Third-Party Claim, or such shorter period as is reasonably required, fails to assume the defense of such Third-Party Claim, the Purchaser Party or the Seller Party, as the case may be, against whom such Third-Party Claim has been made will (upon further written notice to the indemnifying party) have the right (but not the obligation) to undertake the defense, compromise or settlement (subject to the terms of Section 9.4(c)) of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof.

            (b) So long as the indemnifying party has assumed the defense of any Third- Party Claim in the manner set forth above, the indemnifying party shall have the exclusive right

Confidential                                                             Page 30
to contest, defend and litigate such Third-Party Claim and, except as expressly provided in Section 9.4(c), shall have the exclusive right, in its sole discretion, subject to the continuing obligation of the indemnifying party to indemnify, defend and hold harmless the Seller Parties from the Third-Party Claim as required by this Article IX, to settle any such Third-Party Claim, either before or after the initiation of litigation at such time and on such terms as the indemnifying party deems appropriate. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defense, litigation or settlement conducted by the indemnifying party. The indemnified party shall pay all expenses incurred in connection with the engagement of separate counsel by the indemnified party; provided, however, that the expense of such indemnified party's counsel shall be paid by the indemnifying party if (i) the indemnifying party requested such separate counsel to participate, or (ii) in the reasonable opinion of counsel to the indemnified party, a significant conflict of interest exists between the indemnifying party, on the one hand, and the indemnified party, on the other hand, that would make such separate representation advisable.

            (c) Without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim and all Third-Party Claims arising therefrom or relating thereto. In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, then (i) the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and (ii) the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

            (d) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity it sought pursuant to this Article IX, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

      9.5 Other Claims. A claim for indemnification under this Article IX for any matter not involving a Third-Party Claim may be asserted by written notice to the indemnifying party and shall be paid promptly after such notice.

      9.6 No Duplication: Sole Remedy; Setoff and Escrow.

            (a) Any liability hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Confidential                                                             Page 31

            (b) From and after the Closing, the respective rights of Purchaser, on the one hand, and the Seller, on the other hand, to be indemnified, defended, and held harmless as provided for in Sections 9.2 and 9.3, as applicable, shall be the exclusive remedy for any Purchaser Damages or Seller Damages, respectively, for which indemnification is provided hereunder, including any Purchaser Damages that would be payable hereunder but for any of the limitations set forth in this Article IX, including, without limitation, in Sections 9.2(b)(i) and (ii) and (iii).

      9.7 Arbitration. In the event an indemnifying party objects to a claim for indemnification, the indemnifying party shall deliver to the indemnified party a written notice setting forth in reasonable detail the reasons and factual basis of such objection and the indemnifying party and the indemnified party shall for a period of thirty (30) days after delivery of such notice attempt in good faith to resolve the dispute. If the indemnified party and the indemnifying party succeed in resolving the dispute, they shall promptly prepare and sign a memorandum setting forth such resolution. If the indemnified party and the indemnifying party are unable to resolve the dispute, then the dispute shall be submitted to arbitration in New York City, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a single arbitrator if the parties are able within fifteen (15) days to agree upon the identity of a single arbitrator to conduct the arbitration; otherwise the arbitration shall be conducted by a panel of three arbitrators, one to be chosen by each party directly and the third to be selected by the two arbitrators chosen by the parties. Notwithstanding the foregoing, if either party fails to select its arbitrator by written notice of its selection to the other party within thirty
(30) days after receipt of written notice of the identity of the first party's arbitrator, then the single arbitrator selected by the first party shall conduct the arbitration. Each arbitrator shall have at least ten (10) years of experience in the airline industry and shall be knowledgeable about transactions of the type contemplated by this Agreement. The expenses of the party that prevails in the arbitration, including reasonable attorneys' fees and arbitration expenses, shall be paid by the losing party. If each party prevails in part, the arbitration panel shall determine the appropriate allocation of expenses between the parties. Judgment upon the award rendered by the arbitration panel may be entered in any court having jurisdiction thereof and no party may object to the entry of such award. The parties may pursue all other remedies with respect to any claim not subject to arbitration.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

      10.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

            (a) If to Seller prior to Closing or to NAA, to:

Confidential                                                             Page 32

                        North American Airlines
                        Building 75, Suite 250
                        JFK International Airport
                        Jamaica, New York 11430
                        Attention: Dan McKinnon
                        Facsimile: (718)995-9579

                        with a copy (which shall not constitute notice) to:

                        Seltzer Caplan McMahon Vitek
                        750 "B" Street, Suite 2100
                        San Diego, California 92101
                        Attention: John H. Alspaugh
                        Facsimile: (619)702-6813

                 (b)    If to Seller subsequent to Closing or to McKinnon, to:

                        1125 Pacific Beach Drive, Unit 101
                        San Diego, California 92109
                        Attention: Mr. Dan McKinnon
                        Facsimile: (858)270-7073

                        with a copy (which shall not constitute notice) to:

                        Seltzer Caplan McMahon Vitek
                        750 "B" Street, Suite 2100
                        San Diego, California 92101
                        Attention: John H. Alspaugh
                        Facsimile: (619)702-6813

                 (c)    If to Purchaser, to:

                        World Air Holdings, Inc.
                        The HLH Building
                        101 World Drive
                        Peachtree City, Georgia 30269
                        Attention: General Counsel
                        Facsimile: (770) 632-8005

                        with a copy (which shall not constitute notice) to:

Confidential                                                             Page 33

                        Powell Goldstein LLP
                        One Atlantic Center
                        Suite 1400
                        1201 West Peachtree Street, N.W.
                        Atlanta, Georgia 30309
                        Attention: Thomas R. McNeill
                        Facsimile: (404) 572-6999

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

      10.2 Actions by NAA.

            (a) Where any provision of this Agreement indicates that, prior to and including the Closing, NAA shall take any specified action (or refrain from taking any specified action) or requires NAA to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that Seller shall do so, Seller shall cause NAA to take such action (or to refrain from taking such action, as applicable). Seller shall be responsible for the failure of NAA to take any such action (or to refrain from taking any such action, as applicable) prior to and including the Closing.

            (b) Where any provision of this Agreement indicates that, after the Closing, NAA shall take any specified action (or refrain from taking any specified action) or requires NAA to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that Purchaser shall do so, Purchaser shall cause NAA to take such action (or to refrain from taking such action, as applicable). Purchaser shall be responsible for the failure of NAA to take any such action (or to refrain from taking any such action, as applicable) after the Closing.

      10.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own expenses incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. The parties acknowledge that fees and costs in an amount not to exceed $400,000 for accountants and legal counsel to McKinnon, Seller and NAA incurred in connection with this transaction shall be paid by NAA.

      10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable or delegable by any party without the prior written consent of the other parties.

      10.5 Waiver. Purchaser may, by written notice to Seller, and Seller may, by written notice to Purchaser, (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants

Confidential                                                             Page 34
contained in this Agreement or shall operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

      10.6 Entire Agreement; Disclosure Schedules. This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby, including, without limitation, that certain Peaches and Apples Term Sheet dated March 30, 2005; this Agreement constitutes the entire agreement by and among the parties hereto. Each of the parties to this Agreement acknowledges that it has not executed this Agreement in reliance upon any promise, representation, statement, or warranty whatsoever, expressed or implied, which is not expressly contained in this Agreement, nor in reliance upon any belief as to any fact not expressly recited herein.

      10.7 Amendments, Supplements, Etc. This Agreement may be amended only by an instrument in writing signed by all parties. This Agreement may be amended or supplemented at any time by additional written agreements as may be determined by the parties to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

      10.8 Rights of the Parties. Except as provided in Sections 9.2 and 9.3 of this Agreement with respect to indemnification, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

      10.9 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the rules and substantive Laws of the State of New York, without regard to conflicts of law provisions thereof.

      10.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

      10.11 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      10.12 Brokers. Purchaser shall pay the commission payable to Mark J. Schulte of Taurus F.C. LLC in connection with this transaction; Seller and NAA shall not have any obligation or liability to Mark J. Schulte and/or Taurus F.C. LLC. Purchaser and Seller shall each indemnify, defend, and hold the other harmless from and against any and all claims, demands, actions, costs, expenses, losses, and damages, including without limitation attorney's fees and court costs, arising or resulting directly or indirectly out of any claim by any other broker, finder or financial advisor in connection with this transaction which claim arises out of the actions of the indemnifying party.

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

      10.13 Time is of the Essence. Time is of the essence under this Agreement. Without limiting the matters in this Agreement with respect to which time shall be of the essence, the obligation of Purchaser to close the acquisition of the Shares on or before the Scheduled Closing Date shall be strictly enforced; Seller shall not under any circumstances be required to allow Purchaser additional time to cause the closing of the acquisition of the Shares pursuant to this Agreement to occur.

      10.14 Principles of Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, the terms "hereof," "herein," "hereby" and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

      10.15 Disputes. In the event litigation, mediation, or arbitration is commenced to enforce or construe any of the provisions of this Agreement, to recover damages for breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs. In the event this Agreement is asserted, in any litigation, mediation, or arbitration, as a defense to any liability, claims, demands, actions, causes of action, or rights herein released or discharged, the prevailing party on the issue of that defense shall be entitled to recover reasonable attorneys' fees and costs.

      10.16 Arms Length Agreement. This Agreement has been negotiated at arms length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been given the opportunity to consult with experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner.

      10.17 Exhibits, Schedules. Each of the Exhibits and Schedules attached hereto are incorporated herein by this reference.

      10.18 Joint and Several Liability.

            (a) The parties acknowledge that McKinnon has recently transferred the Shares to Seller. Subject to the limitations on the liability of McKinnon and Seller as set forth in this Agreement, McKinnon and Seller shall be jointly and severally liable and responsible for all covenants, obligations, indemnities and other liabilities of McKinnon and Seller hereunder.

            (b) The parties acknowledge that World and Purchaser are affiliated with each other, and that World will benefit from the consummation of the transactions set forth herein. Accordingly, World has unconditionally guaranteed the payment and performance of all covenants, obligations, indemnities and other liabilities of Purchaser hereunder pursuant to the Guaranty of Agreement.

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

      10.19 Communications with World. Purchaser acknowledges and agrees that for all purposes of this Agreement any information, communications, notices, document deliveries, and/or other transmissions or deliveries of any kind made by Seller, McKinnon, and/or NAA to World, including without limitation delivery of disclosure and due diligence materials, shall be deemed to constitute delivery of the information, notice, communications, documents, or other materials to Purchaser.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         WORLD AIR HOLDINGS, INC.,
                                         a Delaware corporation

                                         By: /s/ Randy J. Martinez
                                             --------------------------
                                         Name: Randy J. Martinez
                                         Title: CEO & President

                                         NORTH AMERICAN AIRLINES, INC.,
                                         a Delaware corporation

                                         By: /s/ Dan McKinnon
                                             --------------------------
                                         Name: DAN McKinnon
                                         Title: President

                                         /s/ Dan McKinnon
                                         ---------------------------------------
                                         Dan McKinnon, as Trustee of the Dan and
                                         Janice McKinnon Family Trust dated
                                         January 15, 2005

                                         /s/ Dan McKinnon
                                         -----------------------------
                                         Dan McKinnon, individually

Confidential                                                             Page 37

                                   Schedules

Schedule 3.3 (f) - CONSENTS

      1. GE Capital Aviation Services Consent Approval for all aircraft leases dated 22 April 2005.

      2.    ILFC consent received by purchaser.

      3.    iPayment consent received via letter dated 21 April 2005.

      4.    Magnolia Holdings consent received via letter dated 21 April 2005.

      5.    Port of Oakland consent received via letter dated 25 April 2005.

      6.    Seepersaud Tulsie consent received via letter dated 21 April 2005.

Schedule 3.3 (n) - CLAIMS, DEMANDS

      1. Department of Homeland Security letter of potential fine to NAA dated 06 November 2003 #ENF-4 KF DC 2004470100000601.

      2. Letter from NAA to Department of Homeland Security dated 08 December 2003 reference #ENF-4 KF DC 2004470100000601.

      3. Outstanding U.S. Custom "APIS" violations, details provided to purchaser 01 April 2005. Case Numbers:

            a. 20054701300593-01

            b. 20054701300602-01

            c. 20054701300484-01

            d. 20044701300241-01

            e. 20034701300587-01

            f. 02-4701-300554

            g. 03-4701-300361

            h. 05-4701-3001136

            i. 2002-4701-300187, 188 & 280

            j. 2005-4701-300042

            k. 2004-4701-300831

            1. 2004-4701-300706

            m. 2004-4701-300829

            n. 2004-4701-300828

            o. 2005-4701-300047

            p. 2005-4701-300050

            q. 2005-4701-300046

            r. 2005-4701-300095

            s. 2005-4701-300137

            t. 2005-4701-300106

            u. 2005-4701-300105

            v. 05-4701-300051

            w. 05-4701-300029

            x. 05-4701-300132

            y. 04-4701-300830

Schedule 4.10 - PERMITS, VIOLATIONS, TRANSFER LIMITATION

      1. Commonwealth of Massachusetts Business Registration received 20 April 2005.

      2.    Certificate of Incorporation State of Delaware dated 19 April 2005.

      3. Network Solutions account #25098227 evidence of Domain Name registration of naaiar.net; northamair.com; northamericanair.com; northamericancrew.com.

      4.    Mexican Trademark Registration #856013.

                                     1 of 17

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                                   Schedules

      5.    New York State Liquor Authority License Serial #20000127

      6. Department of The Treasury Tax Stamp Tax Year 2005 Control #2004197-025-003

      7. Final findings report from DHS/ US Customs/USDA/Landing fee audit for 2002 - 2004.

      8.    State of Hawaii General Excise Tax license

      9.    State of California Certificate of Qualification

      10.   Certificate of Good Standing in Delaware dated 22 March 2005

      11. Certificate of Authorization to conduct business in New York State dated 21 March 2005

      12. FAA OPSPECS allowing NAA to conduct Domestic, Flag and Supplemental operations and all other FAA authorities provided to purchaser.

      13. Certificate of Public Convenience and Necessity for Interstate Air Transportation (as reissued) to North American Airlines, Inc. from the U.S. DOT Order 90-1-46 (Jan 24, 1990) Original certificate for interstate scheduled combination and worldwide charter authority.

            a. Certificate of Public Convenience and Necessity for Interstate Air Transportation (as reissued) to North American Airlines, Inc. from the U.S. DOT, Issued by Order 98-7-6 on 08 July 1998 effective 08 July 1998.

            b.    New or amended Certificate filed 02 April 2001 Docket:
                  OST-2001-9319. Amended by Order 2001-12-8 for Route 735.

      14. Letter from NAA pilot Captain John Hesser 01 February 2005 resulted in NAA self disclosure to local FAA FSDO. NAA undertook an investigation of events and corrective actions implemented and accepted by FAA with no further action.

      15. NAA received letters dated 12 February 2004 and 18 April 2005 from U.S. DOT concerning disability complaint investigation.

      16. Letter from IATA dated 03 February 2000 authorizing designator change from "XG" to "NA".

Schedule 4.12 - LITIGATION

Note: Seller has made available copies of pleadings, correspondence, and other information relating to all scheduled items prior to execution of the Agreement, and Seller will cooperate as requested to provide such additional information regarding the scheduled items as Purchaser may request. There is further litigation items, or possible future litigation items listed in Schedule 4.24(b) and 4.25(b).

      1.    Sensations Tours vs. North American Airlines Inc.

            a.    Executive report regarding case vs. Sensations Tours, Corp.

            b.    Various supporting emails and documents.

      2.    Rajesh Rupnarine vs. North American Airlines Inc.

            a. Settlement and Release Offer from NAA to Rajesh Rupnarine dated 3/16/04, not accepted by Rupnarine.

            b. Summons and complaint for the Supreme Court in the City of New York, County of Queens in the matter of Rupnarine vs. the Company dated 11/8/2004.

      3.    Richard Singh vs. North American Airlines

            a.    Subpoena in the matter of US vs. Singh dated 11 /4/03.

            b.    Copies of boarding passes.

            c.    Transcript in the matter of US vs. Singh dated 3/8/04.

                                    2 of 17

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                                   Schedules

            d. Passenger manifest.

            e. Various subpoenas for production of documents.

      4.    NAA vs. Virgin Atlantic

            a. Engagement letter from Wilson, Elser, Moskowitz, Edelman and Dicker (WEMED) dated 22 December 2004

            b.    Letter from Richard Branson to Dan McKinnon dated 28 October
                  2004

            c.    Letter from WEMED to Virgin Atlantic dated 22 December 2004

            d.    Complaint in "NAA vs. Virgin Atlantic Airways LTD"

            e. Summons for US District Court for the Eastern District of new York dated 1/11/05 in the matter of NAA vs. Virgin Atlantic.

            f.    Letter from Virgin Atlantic to Dan McKinnon dated 11/5/04.

            g. Complaint and summons for the Supreme Court of the State of new York in the County of Queens in the matter of The Company vs. Aircraft Service Intl, Inc. dated 1/12/105.

            h. Complaint and summons for the Supreme Court of the State of New York in the County of Kings in the matter of Anderson vs. JFK Intl Air Terminal, LLC dated 2/10/05.

      5. Watkins Inc. vs. Sports Events, Limited, ET AL. (including North American Airlines), Missoula County DV 01-332, Montana Fourth Judicial District, Missoula County Montana. Settlement out of court reached 27 October 2003.

      6.    Attorney audit letter from Epstein Becker and Green dated February
            2005.

      7.    Attorney letter from Baker & Hostetler.

      8.    Attorney letter from Seltzer, Caplan, WIlkens McMahon.

      9.    Attorney letter from Foster & Lindeman.

      10.   Attorney letter from Miha Espada Guerrero in Spanish.

      11. Attorney letter from Marshal M Miller (request pending as of 22 March 2005).

      12. Attorney letter from Millman & Heidecker (request pending as of 22 March 2005).

      13. Attorney letter from Hagan Coury & Associates (request pending as of 22 March 2005).

      14.   All matters listed in Schedule 4.24.

      15. Litigation involving Universal Express, Richard Altomare vs. Dan Mckinnon.

      16.   A 60 day notice of intent to sue under Health and Safety code section 25249.6 by Environmental World Watch Inc. to North American Airlines Inc. Seller believes that all airlines that are presently, or have in the past, operated from California, have been notified.

      17. North American has been named as a defendant in the case Sherry Ann Anderson and Rene Nerlande v. NAA, Virgin Atlantic, et. al., Kings County Supreme Court, New York.

Schedule 4.13 (a) - LIST OF ASSETS OWNED BY NAA

      1.    List of owned vehicles as shown on NAA balance sheet:

            a.    1991 DODGE Van located at Boston

            b.    1995 DODGE Van located at JFK

            c.    1996 DODGE Van located at JFK

            d.    1997 DODGE Van located at JFK

            e.    1998 DODGE Van located at JFK

            f.    2000 DODGE Van located at JFK

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                                   Schedules

            g.    2002 FORD Crew Bus located at JFK

            h.    1995 GMC Van located at OAK

            i.    2002 FORD Van located at JFK

            j.    1998 PLYMOUTH Van located at Boston

            k.    2005 FORD Van located at JFK

            1.    2000 CHEVY Van located at OAK

            m.    2004 CHEVY Van located at JFK

            n.    1997 FORD Van located at OAK

Schedule 4.15 - MATERIAL CONTRACTS, EXPIRATION DATES, CONSENT REQUIREMENTS
Note: There are also material contracts listed in Schedule 4.28.

      1. Engine Lease Agreement dated 18 March 2004 between NAA and RRPF Engine Leasing Ltd. and Rolls-Royce Partners Finance Ltd. term 60 days after delivery with 24 month extension option.

      2. Repair and Overhaul Agreement between NAA and Rolls-Royce Canada Ltd. dated 16 October 2002 expires 16 October 2007.

      3. Master Lease Agreement between dated 18 March 2004 between NAA and RRPF Engine Leasing Ltd. and Rolls-Royce Partners Finance Ltd. terminates on expiry date of engine lease agreement dated 18 March 2004.

      4. Credit rebate and service ability commitment letter between NAA and RRPF Engine Leasing Ltd. dated 18 March 2004.

      5. License Agreement number 01282004-1 between NAA and VISaer Inc. dated 5 March 2004 terminates upon written notice.

      6. Engine Logistical Support and Repair Agreement between NAA and El Al Israel Airlines Ltd. dated 18 December 2002 terminates 18 October 2005.

      7. Aircraft Maintenance Agreement number 2003-03 between NAA and Avborne Heavy Maintenance Inc. dated 29 May 2003 terminates 29 May 2006.

      8. General Terms Agreement number 2003-03 between NAA and Avborne Heavy Maintenance Inc. dated 29 May 2003 terminates 29 May 2006.

      9. General Terms Engine Lease Agreement between NAA and Delta Air Lines Inc. dated 3 December 2003 continues until terminated by either party.

      10. General terms Engine Lease Agreement between NAA and Delta Air Lines Inc. dated 30 October 1997 terminates 01 November 1999.

      11. Auxiliary Power Unit Repair Agreement between NAA and Delta Air Lines Inc. dated 05 January 2004 term date of 31 December 2004 NAA extended term in writing per amendment #1 31 December 2005.

      12. Amendment # l to Auxiliary Power Unit Repair dated 30 December 2004 terminates 30 December 2005.

      13. General Equipment Lease Agreement between NAA and GE Engine Leasing Holdings Inc. Reference #GEEL-02-0100 dated 11 July 2003 expiration as specified in relevant lease supplements or upon termination.

      14. CF6 Spare Engine Support Agreement between NAA and GE Engine Leasing Holdings Inc. GEEL-02-0100 dated 11 July 2003 terminates 11 July 2006.

      15. Form of Lease Supplement Exhibit 8 #GEEL-02-0100-DB-03 dated 20 January 2005 expiration dated 21 March 2005 extended in writing up to 60 days.

      16. Lease Term Extension Letter for ESN706679 reference to GE Lease Agreement GEEL-02-0100 dated 9 March 2005 extending Engine Lease until 29 April 2005.

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                                    Schedules

      17. CF6 Engine Service Agreement between NAA and GE Caledonian Ltd. #CAL-02-0188C dated 10 December 2002 terminates 31 December 2005.

      18. Annex J to Technical Services Agreement between NAA and Delta Air Lines Inc. dated 23 November 2004.

      19. Summarized Business Proposal between NAA and Transpacific Aviation Services dated 8 January 2003 terminates on notice per IATA Annex A
            Section 5 Articles 4, 5 and 6.

      20. Letter dated 6 November 2003 from Transpacific Aviation Services to NAA regarding mechanic roster.

      21. Untied Services IATA Standard Ground Handling Agreement simplified procedure AHM810-Annex B #151718-5 dated 5 January 2005.

      22. IATA Standard Ground Handling Agreement dated January 2003 sent via email from NAA to WOA.

      23. Untied Services IATA Standard Ground Handling Agreement On Call Service AHM810-Annex B #119372-8 Annex B to the IATA SGHA of April 1998 effective from 01 August 2002 dated 01 October 2004.

      24. IATA Standard Ground Handling Agreement of April 1998 effective 01 August 2002 sent via Fed Ex tracking #792250509207 from NAA to POGO.

      25. Airline Operating Agreement at Oakland Airport between NAA and City of Oakland dated 01 July 2002 expires 01 July 2012. THIS AGREEMENT REQUIRES CONSENT.

            a. Letter amendment to space/use permit dated 23 March 2004.

            b. Letter dated 30 September 2003 for Port of Oakland concerning
               PFC's.

      26. Boston Logan International Airport Terminal Lease between NAA and The Massachusetts Port Authority and Iceland Air dated 23 December 2002 for the month to month lease of office space for premises located at 3-106 Terminal E, Logan Airport, East Boston, MA 02128 THIS AGREEMENT REQUIRES CONSENT.

      27. Aircraft Lease Termination and Amendment Agreement dated 12 March 2002 among Wells Fargo, Aircraft Leasing Associates, Aviation Financial Services Inc., and NAA regarding B737-800, MSN 28587 and B757-200, MSN 32448.

      28.   Detailed Schedule of all Travel Agency Commission Agreements.

      29. Merchant Processing Agreement and Application between NAA and iPayment dated 16 March 2004. THIS AGREEMENT REQUIRES CONSENT FROM BOTH IPAYMENT AND COMPASS BANK ACTING AS DEPOSITORY BANK.

      30.   North American Airlines Aviation Insurance Policy #AI3391266-07.

            a. Policy Summary for period 15 November 2004 through 15 November
               2005.

            b. Comparison prior year's policy.

            c. Schedule of Hull and Liability, Hull Deductible, Workers Comp,
               and Service Fee Invoices for the 2004-2005 Renewal.

            d. All certificates of insurance provided to purchaser.

      31.   FAA War Risk Policy # P4-WR-010105-NA

      32.   FAA Non-Premium 443 Insurance Policy NON-PR-HWR-NOA-10.13.95.

      33. Defense Base Act (DBA) Worker's Compensation Insurance Policy issued by The Insurance Company of the State of Pennsylvania, Policy #83-49736 effective 01 October 2004.

      34. JFK IAT Terminal 4 License Agreement commencing 01 January 2002 and ending 31 December 2004.

                                     5 of 17
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                                    Schedules

      a. Amendment dated 01 January 2005 to License Agreement effective 01 January 2002 between NAA and JFK International Air Terminal LLC expires 31 December 2008.

35. GECAS Lease Termination certificate for B737-800, msn28587 dated 12 March 2002.

36. GECAS B767-300ER MSN 29898 tail #N768NA head lease agreement dated 09 May 2002. THIS AGREEMENT REQUIRES CONSENT.

      a.    Lease Extension Offer from GECAS to NAA dated 21 March 2005.

      b.    Aircraft Lease Extension and Amendment Agreement dated 18 April
            2005.

37. GECAS B767-300ER MSN 27569 tail #N767NA head lease dated 27 June 2002. THIS AGREEMENT REQUIRES CONSENT.

      a.    Lease Extension Offer from GECAS to NAA dated 21 March 2005.

      b.    Aircraft Lease Extension and Amendment Agreement date 18 April 2005.

38. GECAS B757-200ER MSN 32448 tail #N756NA Head Lease dated 11 May 2001. THIS AGREEMENT REQUIRES CONSENT.

      a.    Aircraft Lease Extension and Amendment Agreement date 18 April 2005.

      b.    Assignment and Assumption Agreement dated 25 March 2005.\

      c. Aircraft Lease Amendment Agreement dated 25 March 2005.

39.   ILFC B767-300ER MSN 26257 tail #N760NA Head Lease dated 20 January 2004.

      a.    Amendment #1 dated 20 September 2004

      b.    Amendment #2 dated 21 April 2005

40. ILFC/Wells Fargo B757-200ER MSN 24544 tail #N753NA Head Lease dated 26 September 2003.

      a.    Acknowledgement of Technical Acceptance dated 03 November 2004.

      b.    Lease Termination Agreement dated 13 January 2005.

      c. Confirmation of Lease Termination letter for aircraft msn24544 from Daugherty, Fowler, Peregrin and Haught dated 08 March 2005.

41.   ILFC B767-300ER MSN 28098 Head Lease dated 21 April 2005.

      a.    LOI dated 28 January 2005.

42.   ILFC B757-200ER MSN 30043 tail #N755NA Head Lease dated 13 February 2003.

      a.    Global Side Letter #1 dated 13 February 2003.

      b.    Side Letter #1 dated 13 February 2003

      c.    Amendment #1 dated 21 April 2005

43.   ILFC B757-200ER MSN 29381 tail #N754NA Head Lease dated 11 May 2000

      a.    Amendment #1 dated 01 June 2002

      b.    Amendment #2 dated 13 February 2003

      c.    Side Letter #1 dated 11 May 2000

      d.    Global Side Letter # 1 dated 13 February 2003

      e.    Global Side Letter dated 01 June 2002

      f.    Amendment #3 dated 21 April 2005

44.   ILFC B757-200ER MSN 28174 tail #N752NA Head Lease dated 23 January 1998.

      a.    Amendment #1 dated 01 June 2002

      b.    Amendment #2 dated 13 February 2003

      c.    Side Letter #1 dated 23 January 1998

      d.    Global Side Letter #1 dated 13 February 2003

      e.    Global Side Letter dated 01 June 2002

                                     6 of 17

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                                    Schedules

      f.    Amendment #3 dated 21 April 2005

45.   ILFC B757-200ER MSN26277, tail #N750NA Head Lease dated 24 June 1993

      a.    Letter of Agreement dated 20 October 1997

      b.    Letter of Agreement dated 18 March 1999

      c.    Amendment #1 dated 26 October 1999

      d.    Amendment #2 dated 30 May 2001

      e.    Amendment #3 dated 01 June 2002

      f.    Amendment #4 dated 13 February 2003

      g.    Amendment #5 dated 18 April 2005

46. Lease Supplement #4 Exhibit A dated 17 March 2005 between NAA and Delta Air Lines Inc.

47. AMC FY05 Notice of Award Contract #FA4428-04-D-0022 effective 01 October 2004 through 31 September 2005 and all related amendments and web link to Main Contract via DOD internet site.

48. Statement of Lease Conformance from Baker & Hostetler dated 29 March 2005 regarding lease conformance for AMC FY06 solicitation.

49. Airport Operating Lease Agreement between NAA and State of Hawaii Department of Transportation Honolulu, Kahului, Lihue, Keahole and Hilo airports.

50. Commercial Automobile, Commercial Property and Commercial General Liability Policies for 2004 and 2005 with Chubb & Son Inc.

51.   UPS Core Team Agreement dated February 2005 for AMC FY06 provided to ATSB.

52. IATA Clearinghouse ACH Settlement Agreement between NAA and IATA dated 25 June 1990

      a.    Amended agreement dated 02 August 2004

53.   Memorandum of Agreement between NAA and Airline Reporting Corporation
      (ARC) dated 01 March 2000.

54. Interline Passenger Traffic and Baggage Agreement between NAA and Hawaiian Airlines dated 22 September 2003.

55. Bilateral Interline Traffic Agreement between NAA and Aloha Airlines dated 20 September 2004

56. Software License Agreement between NAA and Borneman(now Sabre) dated 22 November 1999.

      a.    Amendment dated 19 November 2001 adding "CrewQual"

      b.    Amendment dated October 2004 adding "FlightVoice"

57.   Private Label Agreement between NAA and Expedia dated 03 February 2005.

58. Service Agreement between NAA and Mindpearl dated 13 September 2004 terminate with notice by either party with 180-days notice.

59.   SITA Agreement for Passenger and Travel Solutions dated 02 September 2004

      a.    Addendum for GDS Connectivity dated 02 November 2004

60.   SITA iTravelDirect Service Agreement dated 17 August 2004

      a. SITA Service Level Agreement between SITA Advanced Travel Solutions Limited and NAA dated 04 October 2004.

61.   Participating Carrier Agreement between NAA and Amadeus dated 27 January
      2000

      a. Amadeus Direct Access Form 3 Agreement between NAA and Amadeus dated 18 January 2005.

                                     7 of 17

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      62.   GDS connectivity agreement between NAA and Worldspan

            a.    AccessPlus addendum

            b.    Segment Notification addendum

            c.    BIDT addendum

      63. Galileo Global Airline Distribution Agreement dated 12 November 2004 for one year term. Waiting for executed signatures from Galileo.

      64. Sabre Participating Carrier Agreement dated 26 April 2000 terminates with 30 days notice from either party

            a. Sabre Total Access Optional Services Addendum dated 16 September 2004.

            b.    Sabre Total Access Optional Services Addendum dates 31 August
                  2004

      65. Passenger Charter Agreement between NAA and GWV Travel dated 16 May 2004.

      66. Passenger Charter Agreement between NAA and Club Med dated 05 November 2004 for 2005.

      67.   Office Equipment Leases provided to purchaser on 06 April 2005:

            a.    Wells Fargo - Digital Copier, Savin 2560 SN#J4225800228

            b.    De lage landen - Fax

            c.    Wells Fargo - Fax, Savin, Lease #006-600

            d.    Wells Fargo - Savin 2580

            e.    Wells Fargo - Four (4) Savin Fax machines

            f.    Wells Fargo - Savin 2560 Digital Copier, SN#J4225601184

            g.    CIT - Savin 3515F Copier/Fax

            h.    CIT - Canon G3 Fax

            i.    CIT-Canon IR1370F Fax

            j.    CIT - Canon IR2200 Fax

            k.    GE Capital - Canon IR8500 Copier

            1.    GE Capital - Canon IR105 Copier

      68. IATA Standard Ground Handling Agreement - Simplified Procedure, Annex B.1.0 to the IATA SGHA of April 1998, Contract #BOS73884 dated 21 December 2000 between NAA and Delta Airlines.

            a. Rate Change Notification letter from Delta to NAA dated 15 July 2004 regarding amended rates effective 01 July 2004.

Schedule 4.16 (c) - POOLING AGREEMENTS

      1.    None

Schedule 4.18 - CLAIMS

      1.    Customer complaints settled or dormant:

            a.    Williams, 16Mar04

            b.    Mastrepasqua, 22Mar04

            c.    Mayo, 28Mar04

            d.    Farias, 30May04

            e.    Barrow, 28Mar04

            f.    Concepcion, 06Dec04

            g.    Held, 01Jul04

            h.    Dominguez, 28Nov03

            i.    Budhan, 17Jan04

            j.    Agostinho, 1997

            k.    Anderson, 2004

                                     8 of 17

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                                    Schedules

            l.    Azar, 1997

            m.    Arunas, 2000

            n.    Luis, 2000

            o.    Azores - Various, 2000

            p.    Bailin, 2004

            q.    Banfield, 2003

            r.    Bean, 2003

            s.    Benzik, 2002

            t.    Bispattie, 2005

            u.    Bouines, 2004

            v.    Bromberg, 1992

            w.    Budham, 2004

            x.    Cardozo, 2003

            y.    Carlton, 2003

            z.    Cataquet, 2002

            aa.   Mariconda, 1995

            bb.   Fuchs, 1995

            cc.   Darsham, 2004

            dd.   Das, 2003

            ee.   DeFreitas, 2003

            ff.   Dominguez, 2004

            gg.   Durga, 2003

            hh.   Fiorentino, 2001

            ii.   Gaijindrah, 2004

            jj.   Freiman, 1994

            kk.   Garret, 1999

            ll.   Glen, 1993

            mm.   Goulet, 2003

            nn.   Genatossio, 2005

            oo.   Gutierrez, 2004

            pp.   Hakki, 2001

            qq.   Hasfogal, 2002

            rr.   Hughes, 2003

            ss.   Calapova, 2001

            tt.   Madden, 1994

            uu.   Taylor, 1994

            vv.   Luis, 2000

            ww.   Mohamad, 1996

            xx.   Manfre, 2003

            yy.   Missoula Charter, 2000

            zz.   Budhan, 2004

            aaa.  Mendosa, February 2005

            bbb.  NBC TV charter flight, 2002

            ccc.  Weyant, 1998

            ddd.  Orhei, 1998

            eee.  Pena, 2004

            fff.  Reichman, 2001

            ggg.  Alyse, 1991

            hhh.  Ull, 1995

            iii. Scudder, 1996

                                     9 of 17

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            jjj.  Shalom, 2001

            kkk.  Shepman, 1996

            lll.  Torres, 2004

            mmm.  Tucker, 2001

            nnn.  Tzinder, 2002

            ooo.  Woods, 1999

            ppp.  Young, 2001

Schedule 4.19 - DAMAGES

      1. On 24 March 2005 damage was sustained to aircraft N768NA, MSN 29898 while being taxied into a hangar 19 bay 3 at JFK airport. Damaged rudder was replaced and aircraft placed back into service 07 April 2005. Notification given to AIG but claim has not been filed.

      2. Aircraft N754NA experienced a damaged Thrust Reverser while landing in Montego Bay, Jamaica on 01 April 2005. A field repair was performed and aircraft placed back into service on a ten (10) day temporary repair. Aircraft was in maintenance from 11 April 2005 through 17 April 2005 undergoing a permanent repair. Aircraft back into service 17 April 2005.

      3. During a walk around inspection of Aircraft N767NA on 22 April 2005 a "dent" in the fuselage was noted just forward of the bulk cargo bin. The Structural Repair Manual was consulted and the tests were performed. Dent was put on a 300 flight hour inspection interval.

Schedule 4.22 (a) - ENVIRONMENTAL MATTERS

      1.    A 60 day notice of intent to sue under Health and Safety code section 25249.6 by Environmental World Watch Inc. to North American Airlines Inc. Seller believes that all airlines that are presently, or have in the past, operated from California, have been notified.

      2. Agreement between U.S. Environmental Protection Agency and ATA member airlines concerning aircraft water tank contamination. NAA voluntarily tested own aircraft and 83% of all tanks tested were within limits.

Schedule 4.22 (b) - ENVIRONMENTAL MATTERS

      1.    A 60 day notice of intent to sue under Health and Safety code section 25249.6 by Environmental World Watch Inc. to North American Airlines Inc. Seller believes that all airlines that are presently, or have in the past, operated from California, have been notified.

      2. Agreement between U.S. Environmental Protection Agency and ATA member airlines concerning aircraft water tank contamination. NAA voluntarily tested own aircraft and 83% of all tanks tested were within limits.

Schedule 4.22 (c) - ENVIRONMENTAL MATTERS

      1.    A 60 day notice of intent to sue under Health and Safety code section 25249.6 by Environmental World Watch Inc. to North American Airlines Inc. Seller believes that all airlines that are presently, or have in the past, operated from California, have been notified.

      2. Agreement between U.S. Environmental Protection Agency and ATA member airlines concerning aircraft water tank contamination. NAA voluntarily tested own aircraft and 83% of all tanks tested were within limits.

                                    10 of 17

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                                    Schedules

Schedule 4.23 - TAXES

      1. Form 2553, Election by a small business corporation and Form CT-6, election by a Federal S-Corporation to be treated as same in New York for tax years beginning 01 January 2004.

      2. State and Federal Income tax returns for the period 01 January 2005 through closing date have not been filed.

      3. Forms 5500 have not been filed for any plans for tax year 2004 as of date of closing.

      4. There may be prior year's tax liability in the state of California for years prior to 2003.

      5. Evidence of 2004 New York State Estimated Income Tax payment of $100,000.00 check #4663 dated 15 April 2005.

      6. Evidence of 2004 Federal Estimated Income Tax payment of $400,000.00 check #4662 dated 15 April 2005.

      7. New York State General Corporate Franchise Tax Returns, CT-3 for tax years 2001 - 2003.

      8. New York State General Business Corporate MTA Surcharge Returns, CT-3-3M/4M for tax years 2001 - 2003.

      9. Extensions have been filed for 2004 S-Corp. New York State and Federal Income Tax returns. Researching 2004 tax responsibilities in California, Massachusetts and Hawaii.

      10. New York City General Corporate Tax Return, NYC 3L for tax years 2001 - 2003.

      11.   Federal Income Tax Returns Form 1120 for tax years 2001 - 2003.

      12.   Massachusetts Corporate Excise Returns forms 355 for tax years 2002
            - 2003.

      13.   California Corporate Income Tax Return for tax year 2003.

      14.   Hawaii Corporate Income Tax Return form N-30 for tax year 2003.

Schedule 4.24 (b) - LABOR MATTERS

Note: Seller has made available copies of pleadings, correspondence, and other information relating to all scheduled items prior to execution of the Agreement, and Seller will cooperate as requested to provide such additional information regarding the scheduled items as Purchaser may request. Some of these matters are also litigation matters or may become litigation matters as noted in
Schedule 4.12.

      1. Rosa De La Cruz vs. North American Airlines Inc. case #99-08299-ST labor commissioner State of California.

      2.    Cooper vs. North American Airlines.

      3.    Randall P. Otto vs. North American Airlines Inc.

            a. Memo re: flight crew schedule changes form Randall Otto dated 9/12/03.

            b.    Distribution list dated 8/28/03 regarding Randall Otto.

            c.    Handwritten notes marked Deposition Exhibit 2.

            d.    Letter from Randall Otto to V.P. Sterbenz dated 10/3/03.

            e. Memo re: transcript of termination meeting on 9/11/03 dated 10/03/03.

            f. Letter from Randall Otto to NAA dated 2/5/01 seeking employment.

            g. Letters from Randall Otto to other airlines seeking employment.

            h.    Employee handbook information signed by Randall Otto.

            i. Pilot evaluation of Randall Otto dated July 2001, progress reports dated 10/9/02 and 3/4/03.

                                    11 of 17

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                                    Schedules

            j. Memo from Randall Otto dated 8/18/2003 re: aircraft stabilizer system malfunction and other documentation concerning the event.

            k.    Letter to Randall Otto dated 8/18/03 re: suspension.

            l. Handwritten notes marked Deposition Exhibit 23 and report marked Deposition Exhibit 24.

            m.    Emails marked as Deposition Exhibits.

            n.    Pilot Scheduling Guidelines.

            o. Correspondence between Randall Otto and NAA re: termination of employment.

            p.    Complaint in the matter of Otto vs. the Company.

            q. Engagement letter from Seltzer Caplan McMahon Vitek re: representation in Otto matter.

            r.    Correspondence regarding Otto Matter.

      4. Investigation currently in progress regarding allegations from Oakland based Captain Panford regarding interactions with other pilots. He has not threatened any type of litigation and because the collective bargaining agreement has not been negotiated, there is no formal grievance process. He only action has been a letter complaining of the situation.

      5. North American Airlines Pilots voted to be unionized and election certified 16 January 2004. Negotiations commenced April 2004. IBT requested mediation January 2005. Next negotiation session scheduled 26-28 April 2005. Status of negotiations provided.
            a. Various correspondences related to negotiations.

      6. NAA aware of possible efforts of some flight attendants and pilots to generate interest in flight attendant group of joining pilot union.

      7. North American Airlines vs International Brotherhood of Teamsters Case No: 04-9949(KMK)(DF), US District Court Southern District of New York and all subsequent filings, correspondence and documents.

      8. International Brotherhood of Teamsters vs North American Airlines Case #005-00126, United States District Court Northern District of California and all subsequent filings, correspondence and documents.

Schedule 4.25 (b) - FAA ACTIONS

      1. Notice of proposed civil penalty dated 24 March 2005 from TSA case #2005SID0001.

      2. Letter of investigation dated 25 March 2005 from FAA FSDO Garden City New York Office reference maintenance work on fuel tank on aircraft N760NA.

            a. Letter from NAA dated 15 April 2005 to FAA FSDO Garden City New York Office reference aircraft N760NA.

Schedule 4.25 (d) - BENEFIT PLANS

      1. Power Source General Terms and Conditions Section, CHUBB Group of Insurance Companies policy #6802-2221 dated 11 February 2005 expires 11 February 2006.

      2. Endorsement to Power Source General Terms and Conditions Section, CHUBB Group of Insurance Companies policy #6802-2221 dated 11 February 2005 expires 11 February 2006.

                                    12 of 17

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                                     Schedules

      3. Power Source Directors & Officers Liability Coverage Section, CHUBB Group of Insurance Companies policy #6802-2221 dated 11 February 2005 expires 11 February 2006.

      4. Endorsement #1 to Power Source Directors & Officers Liability Coverage Section, CHUBB Group of Insurance Companies policy #6802-2221 dated 11 February 2005 expires 11 February 2006.

      5. Endorsement #2 to Power Source Directors & Officers Liability Coverage Section, CHUBB Group of Insurance Companies policy #6802-2221 dated 11 February 2005 expires 11 February 2006.

      6. Power Source Employment Practices Liability Coverage Section, CHUBB Group of Insurance Companies policy #6802-2221 dated 11 February 2005 expires 11 February 2006.

      7. Royal & Sun Alliance Director's and Officer's Insurance Policy #HP608742 expired 11 February 2004.

      8.    North American Airlines handbook dated February 2005

            a.    Annex I Pilot Scheduling Guidelines dated 01 August 2002

            b. Annex II Flight Attendant Pay/Sick/Leave/Bidding Procedures dated 02 June 2002

            c.    Substance Abuse Program revision #2 dated 11 February 2004

            d. Anti-drug Program / Alcohol Misuse Prevention Program Revision #1 dated 04 September 2001

      9. Medical and Dental marketing analysis dated 11 February 2005 prepared by C & B Consulting Group.

      10. Medical and Dental renewal analysis dated 17 January 2005 prepared by C & B Consulting Group.

      11. NAA 401(k) Savings Plan Summary dated 10 March 2004 sent via Fed Ex to POGO 29 March 2005.

            a.    IRS Determination Letter dated 21 May 2003

            b.    IRS Determination Letter dated 04 September 2001

            c.    Forms 5558 for tax year 2003 from ING and Nationwide

            d.    Discrimination testing results for 2002 and 2003

            e. Form 5500, Schedules A, D, H, P, R and T, Extension Form 5558 for plan year ending 31 December 2001.

            f.    2001 401(k) Annual Report.

            g. Form 5500, Schedules A (2), D, H, P, R and T, Extension Form 5558 for plan year ending 31 December 2003.

            h. Summary of NAA Historical 401k disbursements from 1991 through 2001 sent via fax to purchaser 19 April 2005.

            i.    Testing for 2004 plan year currently in progress by MetLife.

      12. North American Airlines 401(k) Savings Plan "Safe Harbor" draft Agreement dated 01 January 2005 sent to purchaser via e-mail

            a. NAA employee memo regarding "Safe Harbor" transition and Special Notice dated 30 November 2004

      13. NAA Pilot Long Term Disability Policy with Nippon Life Insurance Company of America policy #Q3305 sent to POGO 29 March 2005 via Fed Ex.

            a. Employer Application for Group Insurance, pilot's LTD with Nippon Life Insurance Company of America effective 01 January 2004.

            b. Letter of approval from Nippon Life for LTD coverage effective 01 January 2004 account #Q3305-1 dated March 2004.

                                    13 of 17

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            c.    Letter of renewal, policy #Q3305-1 effective 01 January 2005 dated 11 November 2004.

            d. Application for pilot's LTD insurance from Kemper effective 15 November 1999, policy 3QH 003019-00

            e.    Form 5500 for LTD Contract #Q3305 for 2004 plan year.

      14. NAA Business Travel Accident Insurance Policy #ABL-654612 sent to POGO 29 March 2005 via Fed Ex.

      15. NAA Life Insurance Policy First Fortis #G82,674 sent to POGO 29 March 2005 via Fed Ex.

      16.   NAA Short Term Disability Plan sent to POGO 29 March 2005 via Fed
            Ex.

      17.   NAA Workers Comp Plan sent to POGO 29 March 2005 via Fed Ex.

      18. NAA Oxford Medical Health Plan Group Enrollment Agreement dated 01 March 2004.

      19. Delta Preferred Option Point of Service Dental Service Contract dated 01 March 2003 between NAA and Delta Dental of New York, Inc. Policies sent to POGO 29 March 2005 via Fed Ex.

      20.   Workers Compensation Policy #4873912 and #4873913

      21. Defense Base Act (DBA) Worker's Compensation Insurance Policy issued by The Insurance Company of the State of Pennsylvania, Policy #83-49736 effective 01 October 2004.

      22. Group Term Life Insurance and Group Accidental Death & Dismemberment Insurance effective 01 March 2003 with First Fortis Life Insurance Company.

Schedule 4.26 - FLIGHT ROUTES

      1.    U.S. DOT Orders:

            a. Order 90-1-46 (Jan 24, 1990) Original certificate for interstate scheduled combination and worldwide charter authority.

            b. Order 97-3-24 (March 24, 1997) Scheduled combination authority between U.S. and Copenhagen, Denmark and Brussels, Belgium.

            c. Order 2000-8-19 (August 25, 2000). Scheduled combination authority between U.S. and Georgetown, Guyana.

            d. Order 2001-12-8 (December 10, 2001) Scheduled combination authority between U.S. via intermediate points to Dominican Republic and beyond.

      2.    U.S. DOT Exemptions:

            a. NOAT docket 2003-15583 (July 29, 2003) Scheduled combination authority from point or points in U.S. to a point or points in Iraq. Expires July 29. 2005.

            b. NOAT docket 2004-19075 (September 22, 2004) Scheduled combination authority between Oakland, CA and Mexico City and between Oakland, CA and Cancun. Expires September 22, 2006.

      3.    U.S. DOT Pending Applications:

            a. Docket 2005-20412 (February 15, 2005). Scheduled combination service between the U.S. and Trinidad & Tobago.

                        i. Scheduled service exemption awarded 16 March 2005 for two years.

                        ii. License to Operate scheduled service issued by Air Transport Licensing Authority of Trinidad & Tobago dated 20 April 2005. Indefinite period.

                                    14 of 17

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            b.    Docket 2005-20581 (March 7, 2005). Scheduled combination
                  service between U.S. and Ghana.

                        i. Scheduled service exemption awarded 06 April 2005 for two years.

      4.    Certificate of schedule service authority from Guyana CAA.

      5. U.S. DOT Temporary Dormancy Waiver, Docket OST 2004-19075, between Oakland and Cancun dated 04 April 2005 expires 15 June 2005.

      6.    U.S. DOT Air Carrier Certificate #NOCA172S dated 20 January 1990

Schedule 4.28 (a) - LEASED PROPERTY

      1. Property Lease between NAA and Seepersaud Tulsie for 120-04 101st Ave, Richmond Hill, NY 11419 dated 01 July 2004. Five year term. Including Rider 59. THIS AGREEMENT REQUIRES CONSENT.

      2. Property Lease between NAA and Howard Levine Enterprises dated for 149-04 Guy Brewer Blvd, Jamaica, NY 11430. Month to month lease.

      3. Property Lease between NAA and Magnolia Holdings I LLC for 8517 Earhart Road, Oakland California 94621 dated 10 September 2003 terminates 09 September 2006. THIS AGREEMENT REQUIRES CONSENT.

            a.    First Amendment to lease to include Suite 170

      4. Supplemental Agreement between the Port Authority of New York and New Jersey and Halmar Equities, Port Authority Lease #AYB-622 dated 01 July 1988, Exhibit B, Exhibit Y, Schedule A;

            a.    Property Consent to Sublease Agreement #AYB-622 dated 14 June
                  1996

            b.    Leasing Agreement between Halmar and NAA dated 21 March 1996

            c.    Amendment #1 dated 21 March 1996

            d.    Consent to Sublease dated 17 April 1995

            e.    Lease Agreement between NAA and Halmar dated 01 June 1995

            f.    Rider to Leasing Agreement between NAA and Halmar dated 10 May
                  1995

            g.    Consent Agreement date 01 July 1993

            h.    Leasing Agreement between NAA and Halmar dated 01 July 1993\

            i.    Amendment #1 dated 18 June 1993

            j. Rider to Leasing Agreement between NAA and Halmar dated 07 July 1993

            k.    Consent Agreement dated 01 January 1992

            l.    Leasing Agreement between NAA and Halmar dated 01 January 1992

            m.    Amendment #1 dated 02 December 1991

            n.    Consent Agreement dated 01 October 1991

            o.    Leasing Agreement between NAA and Halmar dated 01 October 1991

            p.    Amendment #1 dated 10 September 1991

            q.    Consent Agreement dated 01 March 1990

            r.    Leasing Agreement between NAA and Halmar dated 01 March 1990

            s.    Amendment #1 dated 23 February 1990

            t.    Consent Agreement dated 01 October 1989

            u.    Leasing Agreement between NAA and Halmar dated 01 October 1989

            v.    Amendment #1 dated 01 October 1989

            w. Amendment #2 dated 11 August 1997 and Ist Supplemental Agreement dated 11 August 1997

            x. Amendment #3 dated 30 September 1997, 2nd Supplemental Agreement dated 01 November 1997

                                    15 of 17

                                    Schedules

            y. 1st Memorandum of Renewal to Lease dated 02 June 1999 and 3rd Supplemental Agreement dated 30 September 1999

            z.    Amendment #4 to 1st Memorandum dated 12 November 1999

            aa. Amendment #5 to 1st Memorandum dated 19 July 2000 and 4th Supplemental Agreement dated 01 August 2000

            bb. Amendment #6 to 1st Memorandum dated 05 October 2001 and 5th Supplemental Agreement

            cc.   2nd Memorandum of Renewal to Lease dated 01 May 2002

            dd.   Amendment #7 to 2nd Memorandum of Renewal dated 24 July 2002

            ee. Amendment #8 to 2nd Memorandum of Renewal between AMB Property and NAA dated 03 March 2003

            ff.   Amendment #9 to 2nd Memorandum of Renewal dated 01 October
                  2003

      5. Lease Agreement between NAA and John Fernandes Insurance Services Ltd. for Lot 26 "F" Carmichael Street Georgetown Guyana dated 01 April 2005 expires 31 March 2006.

      6. Lease Agreement between Roger Seymour and John Fernandes Insurance Services Ltd. for Lot 26 "F" Carmichael Street, Georgetown, Guyana dated 30 October 1998 expires 31 October 2010.

      7. Icelandair/Massport Sublease Agreement dated 01 June 2003 for premises located at 3-106 Tertminal E, Logan Airport, East Boston, MA 02128. REQUIRES CONSENT.

Schedule 4.30 - RELATED PARTY TRANSACTIONS

      1. Employment agreement dated 01 June 2004 between NAA and Steve Harfst. There is no litigation or threatened litigation regarding this matter.

Schedule 5.3 - CONSENTS

      1.    See sections 3.3(f) and 4.15

Schedule 6.2 - NAA ACTIONS AFTER 4/1/05

      1.    Schedule of ACI Audit Task Items.

      2. NAA Summer 2005 Fleet Plan sent to purchaser via fax and email 29 March 2005.

      3. ADR Certification signed April 21, 2005 in reference to International Brotherhood of Teamsters vs North American Airlines Case #005-00126, United States District Court Northern District of California

      4. Retained Walter Darr as consultant for pilot's union negotiations through 30 April 2005.

      5.    Paid off personal credit card of Dan McKinnon.

      6. 2004 bonus paid to Steve Harfst pursuant to current employment agreement.

      7. Bonus payments of approximately $64,726.92 (after tax) made to certain employees and to make up for 01 January 2005 salary reductions.

      8. Payment of various legal expenses not to exceed $400,000 as per the SPA.

      9. Filed extensions for 2004 S-Corp. Federal Income Tax return and New York State Income Tax return.

      10. Severance pay of $2,500 to each member of the NAA Board of Directors totaling $5,000.

      11. Letter reaffirming ownership of stationery flag logo from Dan McKinnon to NAA.

                                    16 of 17

                                    Schedules

      12. Aircraft N754NA experienced a damaged Thrust Reverser while landing in Montego Bay, Jamaica on 01 April 2005. A field repair was performed and aircraft placed back into service on a ten (10) day temporary repair. Aircraft was in maintenance from 11 April 2005 through 17 April 2005 undergoing a permanent repair. Aircraft back into service 17 April 2005.

      13. Reconfirmed commitment to Naval Aviation Museum for B757 charter flight between JFK and Pensacola, 10 November 2005 to be operated by North American at no charge to the museum in support of fund raising efforts of the museum.

      14.   Executed amendments to all ILFC aircraft, see schedule 4.15.

      15.   Executed Lease Agreement with ILFC for B767-300ER, msn28098, see schedule 4.15.

            a. Initial site inspection completed on B767-300ER, msn28098 aircraft currently operated by KLM.

      16.   Executed amendment to all GECAS aircraft, see schedule 4.15.

      17. Initial site inspection completed on B767-300ER, msn28098 aircraft currently operated by KLM.

Schedule 9.2 (a)(iii) - SELLER INDEMNITY ITEMS

        1.    None

                                    17 of 17

                                    EXHIBIT A
                                   DEFINITIONS

      "Affiliate" shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with that Person.

      "Agreement" shall have the meaning ascribed to such term in the preamble to this Agreement.

      "Aircraft" shall mean each of the leased aircraft operated by NAA.

      "Aircraft Leases" shall mean the leases, subleases or other agreements (including without limitation capital leases) pursuant to which NAA operates aircraft, including all modifications, extensions, renewals, waivers and amendments to such agreements.

      "ATSB" shall have the meaning ascribed to such term in Section 5.3 of this Agreement.

      "ATSB Loan Agreement" shall mean the Loan Agreement dated as of December 30, 2003 among Purchaser, the lenders, the supplemental guarantor and agents named therein and the ATSB.

      "Audited Financial Statements" shall have the meaning ascribed to such term in Section 4.6 of this Agreement.

      "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to close.

      "Cash Payment" shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

      "Closing" shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

      "Closing Date" shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

      "Collateral Agreements" shall mean the Escrow Agreement, the Guaranty of Agreement and the Release Agreement.

      "Consent" shall mean any consent, approval or authorization of any Person.

      "Contract" shall mean any agreement, contract, lease, commitment, undertaking or other legally binding contractual right or obligation to which a Person is a party or by which a Person or its assets or properties are bound.

      "Damages" shall have the meaning ascribed to such term in Section 9.2(a) of this Agreement.

      "Data" shall mean all documents, books, logs, manuals and records relating to NAA's assets (including, without limitation, maintenance and operations records relating to the Leased Aircraft and Engines leased pursuant to the Aircraft Leases, the Spare Parts and the Ground Equipment).

      "DOT" shall mean the United States Department of Transportation or any successor thereto.

      "Engines" shall mean engines, spare engines, engine parts, engine tooling and other engine equipment necessary to support the operation of the Leased Aircraft.

      "Environmental Claim" shall have the meaning ascribed to such term in
Section 4.22(d)(i) of this Agreement.

      "Environmental Laws" shall have the meaning ascribed to such term in
Section 4.22(d)(ii) of this Agreement.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" shall have the meaning ascribed to such term in Section 2.3 of this Agreement.

      "Escrow Agreement" shall have the meaning ascribed to such term in Section
2.3 of this Agreement.

      "Escrow Amount" shall have the meaning ascribed to such term in Section
2.3 of this Agreement.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "FAA" shall mean the Federal Aviation Administration or any successor thereto.

      "FAA Actions" shall have the meaning ascribed to such term in Section 4.25(b) of this Agreement.

      "Federal Aviation Act" shall mean the Federal Aviation Act of 1958, as amended, together with the aviation regulations of the DOT and FAA, as the same may be in effect from time to time.

      "Final Order" shall mean an order or judgment the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for rehearing or reargument has been taken or been made and is pending for argument.

      "GAAP" shall mean United States generally accepted accounting principles.

      "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

      "Ground Equipment" shall mean each vehicle, tool, piece of equipment, or other tangible asset used in connection with aircraft operations or maintenance (other than Leased Aircraft and Spare Parts).

      "Guaranty of Agreement" shall have the meaning ascribed to such term in
Section 3.2(b)(v) of this Agreement.

      "Laws" shall mean all federal, state, local or foreign laws, orders, injunctions, decrees, ordinances, stipulations, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority, including without limitation, the Federal Aviation Act and any Environmental Laws.

      "Leased Aircraft" shall mean the Aircraft which are subject to the Aircraft Leases.

      "Leased Assets" means the Real Estate Assets and the assets which are subject to the Aircraft Leases and/or any other personal property leases of any kind.

      "Liens" shall mean all title defects or objections, mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

      "Material Adverse Effect" shall mean a material adverse effect on (i) the business, results of operations, or financial condition of the business operated by NAA (which, for purposes of this Agreement, must consist of lost revenues, lost opportunities, costs or claims in an aggregate amount greater than $1,000,000 over a period of twelve (12) months or less), (ii) the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, (iii) the ability of Purchaser to operate the business of NAA from and after the Closing as a result of the failure or inability to obtain the consents necessary for NAA to operate any Aircraft pursuant to the underlying Aircraft Leases following the Closing, or
(iv) the ability of Seller to perform Seller's obligations under this Agreement.

      "Material Contracts" shall mean the following Contracts in effect as of the date of this Agreement, as may be modified prior to Closing with the consent of Purchaser:

            (a)   the Aircraft Leases;

            (b) any Contract of NAA with (i) Seller, any of his immediately family members, partners or Affiliates, or (ii) any current or former officer, director, stockholder or Affiliate of NAA; and

            (c) any other Contract of NAA (i) which provides for a period of performance which extends beyond twelve (12) months from the date of this Agreement or which involves payments or receipts after the date of this Agreement in excess of $1,000,000, or (ii) not made in the ordinary course of NAA's business.

      "Materials of Environmental Concern" shall have the meaning ascribed to such term in Section 4.22(d)(iii) of this Agreement.

      "NAA" shall have the meaning ascribed to such term in the preamble to this Agreement.

      "NAA Benefit Plan" shall have the meaning ascribed to such term in Section 4.25(c) of this Agreement.

      "Permits" shall mean all permits, licenses, approvals and authorizations issued by any Governmental Authority that relate to or otherwise are used or are necessary in connection with the ownership, operation or other use of any of NAA's assets.

      "Permitted Liens" shall mean Liens for taxes, assessments and other governmental charges which are not currently due and payable.

      "Person" shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

      "Purchase Price" shall have the meaning ascribed to such term in Section
2.2 of this Agreement.

      "Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

      "Purchaser Damages" shall have the meaning ascribed to such term in
Section 9.2(a) of this Agreement.

      "Purchaser Parties" shall have the meaning ascribed to such term in
Section 9.2(a) of this Agreement.

      "Real Estate Assets" shall have the meaning ascribed to such term in
Section 4.28(a) of this Agreement.

      "Release Agreement" shall have the meaning ascribed to such term in
Section 3.2(a)(v) of this Agreement.

      "Route" shall have the meaning ascribed to such term in Section 4.26 of this Agreement.

      "Scheduled Closing Date" shall mean April 27, 2005.

      "Seller" shall have the meaning ascribed to such term in the preamble to this Agreement.

      "Seller Damages" shall have the meaning ascribed to such term in Section
9.3 of this Agreement.

      "Seller Parties" shall have the meaning ascribed to such term in Section
9.3 of this Agreement.

      "Shares" shall have the meaning ascribed to such term in the second recital of this Agreement.

      "to the best of Seller's knowledge" shall have the meaning ascribed to such term in Section 4.33 of this Agreement.

      "Spare Parts" shall mean spare parts used or useful in connection with the operation and maintenance of aircraft, including without limitation expendable and ratable spare parts and tooling.

      "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, employee withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, air transportation, property transportation, full excise, franchise, gross receipts, value added, alternative or add-on minimum, built-in gains (within the meaning of Section 1374 of the Code), excess net passive income (within the meaning of Section 1375 of the
Code), estimated, occupation, real and personal property, stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Distributions" shall mean distributions to be made by NAA to Seller and/or McKinnon as the sole shareholder of NAA in an amount equal to fifty percent (50%) of all taxable pass through income to Seller as the sole shareholder of NAA, a "Subchapter S" corporation, for the period from January 1, 2004 through the Closing Date, as provided in Sections 6.15 and 7.9 of this Agreement.

      "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

      "Third-Party Claims" shall have the meaning ascribed to such term in
Section 9.4 of this Agreement.

      "Unaudited Financial Statements" shall have the meaning ascribed to such term in Section 4.6 of this Agreement.

      "World" shall have the meaning ascribed to such term in the recitals of this Agreement.

                                    EXHIBIT B

                             (INTENTIONALLY OMITTED)

                                    EXHIBIT C

                             (INTENTIONALLY OMITTED)

                                    EXHIBIT D

                                ESCROW AGREEMENT

                                    EXHIBIT E

                               RELEASE AGREEMENT

                                       E-1